Exhibit 4.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

DATED [●]

GLAXOSMITHKLINE PLC

and

PFIZER INC.

and

HALEON PLC

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED

DEED OF TAX COVENANT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(DER/SEZO)

CONTENTS

1.	Interpretation	3

2.	GSK Tax Covenant	18

3.	Pfizer Tax Covenant	19

4.	GSK and Pfizer Tax Covenants: Limitations	20

5.	Haleon Tax Covenant	24

6.	Haleon Tax Covenant: Limitations	25

7.	Costs and Expenses	28

8.	Mitigation	29

9.	Due Date of Payment	30

10.	Recovery	31

11.	Reliefs	33

12.	Conduct of Tax Authority Claims	34

13.	Tax Returns	39

14.	Transfer Pricing	45

15.	Tax Consolidations	46

16.	Post-Demerger Completion Conduct	49

17.	Project Cosmos	50

18.	Anti-hybrid rules and interest restriction rules	55

19.	Miscellaneous	56

SCHEDULES

Schedule 1 - Post-Demerger Completion Conduct		58

THIS DEED is made on 2022

BETWEEN:

(1)	GLAXOSMITHKLINE PLC, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”);

(2)	PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Pfizer”);

(3)	HALEON PLC, a public limited company incorporated in England with number 13691224, having its registered office at [●] (“Haleon”);

(4)

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED, a private limited company incorporated under the laws of England under registered number 08998608 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“GSKCHHL”); and

(5)

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED, a private limited company incorporated under the laws of England under registered number 11961650 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“JVCo”),

(each a “Party” and, together, the “Parties”);

NOW THIS DEED WITNESSES as follows:

1.	Interpretation

1.1	In this Deed the following expressions shall have the following meanings:

“Accounts”

means:

(a)   in relation to any company, its most recently finalised audited accounts as at the date of the Demerger Agreement; and

(b)   the most recently finalised audited consolidated accounts of JVCo and its subsidiary undertakings as at the date of the Demerger Agreement;

“Affiliate”	has the meaning given to it in the SCIA;

“Argentina Manufacturing Business”	has the meaning given to it in the Argentina NEBA;

“Argentina NEBA”	has the meaning given to it in the SCIA;

“ATB Companies”

means:

(a)   GlaxoSmithKline Consumer Healthcare (UK) IP Limited;

(b)   GlaxoSmithKline Consumer Healthcare (UK) Trading Limited;

(c)   GSK Consumer Trading Services Limited;

(d)   Stiefel Consumer Healthcare (UK) Limited;

(e)   GlaxoSmithKline Panama S.A.;

(f)   GSK CH Caricam Sociedad de Responsabilidad Limitada;

(g)   GSK Consumer Healthcare Trinidad and Tobago Limited; and

(h)   GlaxoSmithKline Consumer Healthcare Vietnam Company Limited,

and “ATB Company” shall mean any one of them;

“ATFA”	has the meaning given to it in the SCIA;

“B Shares”	has the meaning given to it in the SCIA;

“Balancing Payment”	means a payment made by a person to whom a Compensating Adjustment is available to a person who has suffered the Transfer Pricing Adjustment to which the Compensating Adjustment relates;

“Business Day”	has the meaning given to it in the SCIA;

“C Shares”	has the meaning given to it in the SCIA;

“Chargeable Payment”	has the meaning given to it in s.1088 CTA 2010;

“Compensating Adjustment”	means any Relief available to a person as a consequence of a Transfer Pricing Adjustment made in respect of another person;

“Completion”	has the meaning given to it in the SCIA;

“Constellation Tax Covenant”	means the Deed of Tax Covenant entered into between GSK, GSKCHHL and Novartis A.G. dated 2 March 2015;

“Consumer Healthcare Business”	has the meaning given to it in the SCIA;

“Conveyed Subsidiary”	has the meaning given to it in the ATFA;

“Cosmos SAPA”	has the meaning given to it in the SCIA;

“Cosmos SAPA Amendment Agreement”	has the meaning given to it in the SCIA;

“Cosmos SCA”	has the meaning given to it in the SCIA;

“Cosmos Seller Disclosure Letter”	has the meaning given to the term “Seller Disclosure Letter” in the Cosmos SAPA;

“Costs”	has the meaning given to it in the SCIA;

“CTA 2009”	means the Corporation Tax Act 2009;

“CTA 2010”	means the Corporation Tax Act 2010;

“Deferred Closing”

means:

(a)   with respect to any GSK Delayed Company, completion of the transfer of such GSK Delayed Company by the GSK Group to the Haleon Group; and

(b)   with respect to any Pfizer Delayed Company, completion of the transfer of such Pfizer Delayed Company by the Pfizer Group to the Haleon Group;

“Deferred GSK Conveyed Subsidiary”	has the meaning given to it in the GSK NEB Agreement;

“Demerger”	has the meaning given to it in the SCIA;

“Demerger Agreement”	means the Demerger Agreement entered into between GSK and Haleon on or around this date of this Deed;

“Demerger Completion”	has the meaning given to it in the SCIA;

“Directing Party”	means: (a) where GSK shall bear the greater liability under this Deed in respect of the matter in question, GSK; or

(b) where Pfizer shall bear the greater liability under this Deed in respect of the matter in question, Pfizer;

“Event”	means any transaction, event, action or omission including, without limitation, Demerger Completion, Completion and any change in the residence of any person for the purposes of any Tax;

“Exchange Agreements”	means the GSK Exchange Agreement, the Pfizer Exchange Agreement and the SLP Exchange Agreement;

“Filing Date”	means, in relation to any Tax Return, the last date on which that Tax Return may be filed with the applicable Tax Authority either without incurring interest or penalties, or in order to ensure that such Tax Return is effective;

“Governmental Entity”	has the meaning given to it in the SCIA;

“Group”	means the Haleon Group, the GSK Group and/or the Pfizer Group as the context demands;

“GSK Argentina S.A.”	means GlaxoSmithKline Argentina S.A., a company incorporated under the laws of Argentina with registered address at Carlos Casares 3690, Victoria, San Fernando, B1644BCD, Province of Buenos Aires, Argentina;

“GSK Business”	has the meaning given to it in the SCIA;

“GSKCHH 3”	means GSK Consumer Healthcare Holdings (No.3) Limited, a private limited company incorporated in England with number 13401293, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSKCHH 5”	means GSK Consumer Healthcare Holdings (No.5) Limited, a private limited company incorporated in England with number 13401372, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSKCHH 6”	means GSK Consumer Healthcare Holdings (No.6) Limited, a private limited company incorporated in England with number 13401308, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Delayed Companies”	means GSK Argentina S.A., the Conveyed Subsidiary and each Deferred GSK Conveyed Subsidiary;

“GSK Exchange Agreement”	has the meaning given to it in the SCIA;

“GSK Group”

means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding:

(a)   Haleon and the Haleon Group Companies; and

(b)   the GSK Delayed Companies,

and the expressions “member of the GSK Group” and “GSK Group Company” shall be construed accordingly;

“GSK NEB Agreement”	has the meaning given to it in the SCIA;

“GSK Relief”	means: (a) any Relief of a GSK Group Company except for any Relief of a GSK Group Company which is a Haleon Relief;

(b)   any Relief to which a GSK Group Company is entitled (or entitled to the benefit of) under the Constellation Tax Covenant; and

(c)   any Relief to which a GSK Group Company is entitled (or entitled to the benefit of) under the Cosmos SAPA;

“GSK Share Exchange”	has the meaning given to it in the SCIA;

“GSK Share Exchange Completion”	means completion of the GSK Share Exchange pursuant to and in accordance with the executed GSK Exchange Agreement;

“GSK Tax Consolidation”	means any group, consolidation, fiscal unity or other arrangement for the purposes of any Tax which comprises both one or more GSK Group Companies and one of more Haleon Group Companies (whether in place by Law, agreement or otherwise and including any group for the purposes of VAT) under which a member of the GSK Group is primarily responsible for paying or discharging Tax liabilities on behalf of, or Tax liabilities attributable to the Income, Profits or Gains of, or Events affecting, that group, consolidation, fiscal unity or other arrangement (or the constituent members thereof), and/or for filing Tax Returns or claiming any Relief from Tax on behalf of or attributable to the same (but in all cases excluding arrangements concerning US State Joint Tax Returns);

“GSK Tax Liability”

means:

(a)   a liability of any GSK Group Company to make or suffer an actual payment of Tax; and

(b)   the use or set-off of any GSK Relief in circumstances where, but for the use or set-off, any GSK Group Company would have had an actual liability to Tax in respect of which GSK would have been able to make a claim under clause 5.1 of this Deed (the amount of the GSK Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the GSK Relief);

“Haleon Group”	means JVCo, Haleon, their respective subsidiaries and subsidiary undertakings from time to time and: (a) the GSK Delayed Companies; and

(b) the Pfizer Delayed Companies, and the expressions “member of the Haleon Group” and “Haleon Group Company” shall be construed accordingly;

“Haleon Relief”

means:

(a)   any Relief of a Haleon Group Company which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Demerger Completion or in respect of a period or part period falling after Demerger Completion; or

(b)   any Relief of a Haleon Group Company which is shown as an asset of a Haleon Group Company in the applicable Accounts,

except any Relief of a Haleon Group Company which is a GSK Relief by virtue of paragraph (b) or (c) of that defined term, or which is a Pfizer Relief by virtue of paragraph (b) of that defined term;

“Haleon Tax Consolidation”	means any group, consolidation, fiscal unity or other arrangement for the purposes of any Tax which comprises both one or more GSK Group Companies and one of more Haleon Group Companies (whether in place by Law, agreement or otherwise and including any group for the purposes of VAT) under which a member of the Haleon Group is primarily responsible for paying or discharging Tax liabilities on behalf of, or Tax liabilities attributable to the Income, Profits or Gains of, or Events affecting, that group, consolidation, fiscal unity or other arrangement (or the constituent members thereof), and/or for filing Tax Returns or claiming any Relief from Tax on behalf of or attributable to the same (but in all cases excluding arrangements concerning US State Joint Tax Returns);

“Haleon Tax Liability”	means: (a) a liability of any Haleon Group Company to make or suffer an actual payment of Tax; and (b) the use or set-off of any Haleon Relief in circumstances where, but for the use or set-off, any

Haleon Group Company would have had an actual liability to Tax in respect of which Haleon would have been able to make a claim under clause 2.1 and/or clause 3.1 of this Deed, as applicable (the amount of the Haleon Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the Haleon Relief);

“HMRC”	means Her Majesty’s Revenue and Customs;

“Income, Profits or Gains”	has the meaning given in clause 1.2(A);

“Income Tax”	means any national, federal, state or local Tax imposed on or calculated by reference to net income or profits (however denominated), franchise Tax and other similar Tax;

“Income Tax Return”	means any Tax Return in respect of Income Tax;

“Indemnified Company”	has the meaning given in clause 9.1(A)(i);

“Indirect CGT”	means any charge to Tax on a deemed disposal of an asset (including shares) imposed in the event of any indirect transfer or change of control of that asset (rather than a direct sale or other disposal of that asset by its immediate owner). For the avoidance of doubt, this includes circumstances in which there is a direct or indirect transfer of, or change of control in, the immediate owner of the asset in question;

“Law”	means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Non-Directing Party”	means whichever of GSK and Pfizer is not the Directing Party in relation to the matter in question;

“PFCHHL”	means PF Consumer Healthcare Holdings LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Pfizer Business”	has the meaning given to it in the SCIA;

“Pfizer Delayed Companies”	means each of the “Deferred Conveyed Subsidiaries” as defined in the Pfizer NEB Agreement;

“Pfizer Exchange Agreement”	has the meaning given in the SCIA;

“Pfizer Group”

means Pfizer and its subsidiaries and subsidiary undertakings from time to time, excluding:

(a)   Haleon and the Haleon Group Companies; and

(b)   the Pfizer Delayed Companies,

and the expressions “member of the Pfizer Group” and “Pfizer Group Company” shall be construed accordingly;

“Pfizer NEB Agreement”	has the meaning given to it in the SCIA;

“Pfizer Relief”

means:

(a)   any Relief of a Pfizer Group Company except for any Relief of a Pfizer Group Company which is a Haleon Relief; and

(b)   any Relief to which a Pfizer Group Company is entitled (or is entitled to the benefit of) under the Cosmos SAPA;

“Pfizer Share Exchange”	has the meaning given in the SCIA;

“Pfizer Share Exchange Completion”	means completion of the Pfizer Share Exchange pursuant to and in accordance with the executed Pfizer Exchange Agreement;

“Pfizer Tax Liability”

means:

(a)   a liability of any Pfizer Group Company to make or suffer an actual payment of Tax; and

(b)   the use or set-off of any Pfizer Relief in circumstances where, but for the use of set-off, any Pfizer Group Company would have had an actual liability to Tax in respect of which Pfizer would have been able to make a claim under clause 5.3 of this Deed (the amount of the Pfizer Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use of set-off of the Pfizer Relief);

“Proceedings”	has the meaning given to it in the SCIA;

“Relevant Percentage”	means: (a) in respect of GSK, 68%; and (b) in respect of Pfizer, 32%, and “Relevant Percentages” shall be construed accordingly;

“Relevant Time”

means:

(a)   Demerger Completion;

(b)   in the case of a voluntary transaction, action or omission carried out, effected or made by PFCHHL, Pfizer Share Exchange Completion; or

(c)   in the case of a voluntary transaction, action or omission carried out, effected or made by any GSK Delayed Company or any Pfizer Delayed Company, Deferred Closing;

“Relevant Time Limit”	means a time limit under applicable Law for a Tax Authority to open an enquiry or audit in respect of Tax, issue an assessment or impose any liability in respect of Tax, collect or enforce the collection of Tax, or take any similar action;

“Relief”	means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account (or capable of being taken into account) in the calculation of a liability to, Tax, or any right to a repayment of Tax;

“Relief Surrender”

means:

(a)   a surrender of any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions of Part 5 or Part 5A of CTA 2010;

(b)   a reallocation of a gain or loss in accordance with section 171A TCGA; or

(c)   a reallocation of a chargeable realisation gain in accordance with section 792 CTA 2009,

or, outside the United Kingdom, any surrenders or reallocations corresponding to, or substantially similar to, any of the aforementioned surrenders or reallocations;

“Reorganisation”	means all steps set out in the Steps Plan, except for those set out in modules D, E, G, R and S;

“SCIA”	means the Separation Co-operation and Implementation Agreement between GSK, Pfizer, Haleon, JVCo, GSKCHHL and PFCHHL and entered into on or around the date of this Deed;

“Separation Transaction”	has the meaning given to it in the SCIA;

“SLPs” or “SLP”	has the meaning given to it in the SLP Exchange Agreement;

“SLP Contribution”	means the steps set out in module S of the Steps Plan;

“SLP Exchange Agreement”	has the meaning given in the SCIA;

“SLP Share Exchange”	has the meaning given in the SCIA;

“Steps Plan”	means the steps plan titled “Project Gold” prepared by KPMG and dated [●] (with such amendments as have been agreed in writing between GSK, Pfizer and Haleon);

“Sterling”	has the meaning given to it in the SCIA;

“Straddle Period”	means any Tax Period beginning on or before, but ending after, Demerger Completion (or, in the case of PFCHHL only, any Tax Period beginning on or before, but ending after, Pfizer Share Exchange Completion);

“Tax”	means all taxes, and all levies, duties, imposts, charges and withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, or to any late or incorrect return in respect of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Tax Authority Claim”	means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority (including any enquiry, claim, dispute, proceeding or other engagement with a Tax Authority following therefrom) from which (in each case) it appears that a Haleon Tax Liability, GSK Tax Liability or Pfizer Tax Liability has arisen or may arise to (or is to be, or will be, imposed on) a member of the Haleon Group, the GSK Group or the Pfizer Group (as the case may be);

“Tax Consolidation”	means a GSK Tax Consolidation or a Haleon Tax Consolidation, as the case may be;

“Tax Period”	means an accounting period or any other period in respect of which a Tax Return is required to be submitted to any Tax Authority;

“Tax Return”	means any return, report, declaration, information return, statement or other document filed or required to be filed with any Tax Authority (including any schedule or attachment thereto and any amendment thereof), in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax;

“TCGA”	means the Taxation of Chargeable Gains Act 1992;

“Transaction Document”	has the meaning given to it in the SCIA;

“Transfer Pricing Adjustment”	means the computation of profits or losses for Tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed, as finally determined by a Tax Authority;

“US State Joint Tax Returns”	means any super unitary state Tax Return filed or required to be filed with any Tax Authority of any state in the United States of America where such Tax Return includes both a member of the GSK Group and a member of the Haleon Group (and, for the avoidance of doubt, this shall not include any combined federal Tax Returns in the United States of America);

“VAT”

means:

(a)   any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(b)   to the extent not included in paragraph (a) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)   any other Tax of a similar nature to the Taxes referred to in paragraph (a) or paragraph (b) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (a) or paragraph (b) above or imposed elsewhere.

1.2	In this Deed, unless otherwise specified:

(A)	references to:

(i)	“Income, Profits or Gains” shall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax; and

(ii)

Income, Profits or Gains being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been or are deemed to have been, earned, accrued or received on or before that date or in respect of that period;

(B)	references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used;

(C)

references to “repayment of Tax” mean a repayment or refund of Tax paid or amounts paid for, or on account of, Tax and shall be deemed to include any interest or repayment supplement on or in respect thereof;

(D)	references to clauses, sub clauses, paragraphs, sub paragraphs, Schedules and Appendices are to clauses, sub clauses, paragraphs, sub paragraphs of, and Schedules and Appendices to, this Deed;

(E)	use of any gender includes other genders;

(F)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(G)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(H)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(I)	references to a “parent undertaking” shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(J)

a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Deed would increase or alter the liability of any Party under this Deed;

(K)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(L)	references to times are to London time (unless otherwise stated);

(M)

reference to “liabilities”, “costs” and/or “expenses ” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or any other member of its Group is entitled to credit or repayment from any Tax Authority;

(N)

references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless in respect of the matter in question and, unless otherwise specified, any indemnity given in this Deed shall be deemed to have been given on an after-Tax basis;

(O)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable (or would be payable but for the use of a Relief) as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person; and

(P)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(Q)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form, including email.

1.3	In this Deed, unless otherwise specified:

(A)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed; and

(B)

any schedules and appendices form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed, and any reference to this Deed shall include the schedules and appendices.

2.	GSK Tax Covenant

2.1	Subject to the other provisions of this Deed, GSK covenants with Haleon to pay to Haleon an amount equal, on an after-Tax basis, to:

(A)	any Haleon Tax Liability:

(i)	arising directly as a consequence of:

(a)	the GSK Share Exchange;

(b)	the SLP Share Exchange;

(c)	the SLP Contribution;

(d)	the making of a Chargeable Payment by a GSK Group Company;

(e)

any Haleon Group Company carrying on, at any time before Demerger Completion, any GSK Business (including any Haleon Tax Liability arising directly as a consequence of any Income, Profits or Gains being earned, accrued or received as a result thereof);

(f)	GSK Argentina S.A. carrying on:

(1)	at any time before the “Commencement Date” (as defined in the Argentina NEBA), any Argentina Manufacturing Business; or

(2)	at any time before Deferred Closing, any GSK Business,

including, in each case, any Haleon Tax Liability arising directly as a consequence of any Income, Profits or Gains being earned, accrued or received as a result thereof; or

(g)	the failure by a GSK Group Company at any time to comply with any of its obligations under this Deed or any Transaction Document;

(ii)

for which GSK would have been liable under clause 8 (Secondary Tax Liabilities) of the Cosmos SCA (had it remained in effect, and had references to “Company” and “Company’s Group” therein been references to “Haleon” and “Haleon Group” as defined in this Deed as the context demands);

(iii)	which comprises UK stamp duty or UK stamp duty reserve tax on the Demerger; or

(iv)	in respect of a Haleon Tax Liability of GSKCHHL only, which arises directly as a consequence of:

(a)	any Event occurring on or before GSK Share Exchange Completion (or being deemed to occur on or before GSK Share Exchange Completion for the purposes of any Tax); or

(b)

any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received (A) on or before GSK Share Exchange Completion, or (B) in respect of a period ending on or before GSK Share Exchange Completion, and

(B)	GSK’s Relevant Percentage of any Haleon Tax Liability arising directly as a consequence of:

(i)	the Reorganisation (or any part thereof); or

(ii)	the Demerger, save for any Haleon Tax Liability which falls within clause 2.1(A)(iii).

2.2	Clause 2.1 shall be effective from (and including) Demerger Completion.

3.	Pfizer Tax Covenant

3.1	Subject to the other provisions of this Deed, Pfizer covenants with Haleon to pay to Haleon an amount equal, on an after-Tax basis, to:

(A)	any Haleon Tax Liability:

(i)	arising directly as a consequence of:

(a)	the Pfizer Share Exchange;

(b)

any Haleon Group Company carrying on, at any time before Demerger Completion, any Pfizer Business (including any Haleon Tax Liability arising directly as a consequence of any Income, Profits or Gains being earned, accrued or received as a result thereof); or

(c)	the failure by a Pfizer Group Company at any time to comply with any of its obligations under this Deed or any Transaction Document

(ii)

for which Pfizer would have been liable under clause 8 (Secondary Tax Liabilities) of the Cosmos SCA (had it remained in effect, and had references to “Company” and “Company’s Group” therein been references to “Haleon” and “Haleon Group” as defined in this Deed as the context demands); or

(iii)	in respect of a Haleon Tax Liability of PFCHHL only, which arises directly as a consequence of:

(a)	any Event occurring on or before Pfizer Share Exchange Completion (or being deemed to occur on or before Pfizer Share Exchange Completion for the purposes of any Tax); or

(b)

any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received (A) on or before Pfizer Share Exchange Completion, or (B) in respect of a period ending on or before Pfizer Share Exchange Completion, and

(B)	Pfizer’s Relevant Percentage of any Haleon Tax Liability arising directly as a consequence of:

(i)	the Reorganisation (or any part thereof); or

(ii)	the Demerger, save for any Haleon Tax Liability which falls within clause 2.1(A)(iii).

3.2	Clause 3.1 shall be effective from (and including) Pfizer Share Exchange Completion.

4.	GSK and Pfizer Tax Covenants: Limitations

4.1	Any covenant contained in clause 2.1 and clause 3.1 shall not apply to any Haleon Tax Liability to the extent that:

(A)	it has been provided for in the Accounts of any Haleon Group Company (other than in respect of GSKCHHL or PFCHHL);

(B)

it would not have arisen but for a voluntary transaction, action or omission carried out, effected or made by any Haleon Group Company at any time after the Relevant Time other than, in each case, any such transaction, action or omission carried out, effected or made:

(i)	in the ordinary course of the business or trade as carried on by such Haleon Group Company immediately prior to the applicable Relevant Time;

(ii)	at the written request of:

(a)	in the case of any covenant contained in clause 2.1, a GSK Group Company; or

(b)	in the case of any covenant contained in clause 3.1, a Pfizer Group Company; or

(iii)	as expressly required or expressly permitted under this Deed or any other Transaction Document,

and, for the avoidance of doubt (but without prejudice to clause 12), the act of disclosing information (including the provision of any documentation) to a Tax Authority concerning any particular transaction, action or omission, shall not of itself constitute a “voluntary transaction, action or omission”;

(C)

it arises in consequence of the making of a Chargeable Payment by a Haleon Group Company other than any such Chargeable Payment made as expressly required or expressly permitted under any Transaction Document;

(D)

it arises in consequence of any changes after the applicable Relevant Time of the date to which the relevant Haleon Group Company makes up its accounts or in the bases, methods or policies of accounting of such Haleon Group Company;

(E)

it has been made good without cost to any Haleon Group Company, including where such Taxes are paid or discharged by a person other than a member of the Haleon Group (except where a member of the Haleon Group is required to reimburse such person for such payment or discharge);

(F)

any Relief (other than a Haleon Relief and any Relief taken into account in clause 10 or clause 11) is available (at no cost to any Haleon Group Company) to relieve or mitigate such Haleon Tax Liability;

(G)

it arises as a consequence of any failure by either Haleon at any time or any other Haleon Group Company after the applicable Relevant Time to comply with any of its obligations under this Deed or any Transaction Document;

(H)	any Haleon Group Company has otherwise made recovery in respect of that Haleon Tax Liability from a person other than a Haleon Group Company (whether under this Deed, or by means of a claim under any provision of a Transaction Document, or by means of a claim under the Cosmos SAPA or Constellation Tax Covenant or otherwise);

(I)

the Haleon Tax Liability constitutes interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after GSK or Pfizer (as the case may be) has made a payment of an amount in respect of the relevant Taxes under clause 2.1 or clause 3.1 (as the case may be);

(J)

in the case of the covenants contained in clause 2.1(A)(i)(e) and clause 3.1(A)(i)(b) only, the relevant Income, Profits or Gains have accrued for the benefit of any Haleon Group Company (whether pursuant to any provision of the Cosmos SAPA, any Transaction Document or otherwise), there being no arrangements for the economic benefit of such Income, Profits or Gains to be transferred to or otherwise enjoyed by (in the case of clause 2.1(A)(i)(e)) any GSK Group Company or (in the case of clause 3.1(A)(i)(b)) any Pfizer Group Company, save in each case to the extent such Income, Profits or Gains have been provided for in or taken into account in the preparation of the Accounts of the relevant Haleon Group Company;

(K)

in the case of the covenants contained in clause 2.1(A)(i)(e) and clause 3.1(A)(i)(b) only, the liability is in relation to a Transfer Pricing Adjustment and the relevant Haleon Group Company is entitled to receive a Balancing Payment pursuant to clause 14, in which case the provisions of clause 14 shall apply in priority to clause 2.1(A)(i)(e) and clause 3.1(A)(i)(b) (as applicable);

(L)	such Haleon Tax Liability constitutes “Seller Indemnified Taxes” or “Purchaser Parent Indemnified Taxes” (as such terms are defined in the Cosmos SAPA);

(M)

such Haleon Tax Liability would not have arisen but for a change in the status as a taxpayer, residence or deemed residence of Haleon for any Tax purposes due to a change in applicable Law that is made after Demerger Completion; or

(N)

such Haleon Tax Liability is expressly allocated to a Haleon Group Company pursuant to the ATFA, the Argentina NEBA or any other Transaction Document, provided that, in the case of the covenants contained in clause 2.1, such express allocation is as between a GSK Group Company and a Haleon Group Company and, in the case of the covenants contained in clause 3.1, such express allocation is as between a Pfizer Group Company and a Haleon Group Company, and that in each case the express allocation is pursuant to an agreement to which both a member of the GSK Group or a member of the Pfizer Group (as applicable) and a member of the Haleon Group are party.

4.2

GSK and Pfizer each agree with Haleon that to the extent GSK (or any member of its Group) or Pfizer (or any member of its Group) has a statutory or other right to recover any amount falling within the covenants at clause 2.1(A)(ii) or clause 3.1(A)(ii), as the case may be, against Haleon (or a member of the Haleon Group) then, to the extent that the same has given rise to a payment under such aforementioned clauses of this Deed, or under Section 6.5(d) of the Cosmos SAPA, GSK or Pfizer (as the case may be) shall not, and shall procure (respectively) that the relevant member of the GSK Group and any member of the Pfizer Group shall not, make any claim under such statutory or other right or take any other action to enforce such statutory or other right of recovery.

4.3	To the extent that a claim could (apart from this clause 4.3) be made by Haleon:

(A)	against GSK under both clause 2.1(A) and clause 2.1(B), a claim may be brought only under clause 2.1(A); or

(B)	against Pfizer under both clause 3.1(A) and clause 3.1(B), a claim may be brought only under clause 3.1(A).

4.4

Save in circumstances where clause 4.10, clause 4.11 and/or clause 4.12 mean that a claim in relation to a particular matter may only be made against GSK or against Pfizer under clause 2.1(B) or clause 3.1(B) respectively, Haleon may make a claim against GSK under clause 2.1(B) only if it makes a claim in respect of the same matter against Pfizer under clause 3.1(B) (and vice versa).

4.5

Haleon shall conduct any discussion, negotiation, settlement or dispute of any claim (or potential claim) it may have against GSK under clause 2.1(B) and Pfizer under clause 3.1(B) in respect of the same matter in good faith and shall deal with each of GSK and Pfizer in a consistent manner.

4.6

The parties acknowledge that GSK and Pfizer shall each be entitled to jointly co-operate, co-ordinate, discuss and respond to any claim by Haleon under clause 2.1(B) and clause 3.1(B) and shall be entitled to share with each other such information as may be necessary or expedient in connection with the same.

4.7

No claim may be brought under clause 2.1 or clause 3.1 against GSK or Pfizer (respectively) unless Haleon shall have given to (in the case of a claim under clause 2.1) GSK or (in the case of a claim under clause 3.1) Pfizer written notice of such claim specifying (in detail that is reasonable in the circumstances) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date falling 30 days after the expiry of the period specified by statute during which an assessment of the relevant Tax liability may be issued by the relevant Tax Authority or, if there is no such period, the date falling six years and 30 days after the end of the accounting period of the relevant Haleon Group Company in which Completion occurs.

4.8

GSK shall not be liable in respect of any individual claim under clause 2.1(A), and Pfizer shall not be liable in respect of an individual claim under clause 3.1(A), for less than [***] but once the amount of any such claim has exceeded such sum, GSK or Pfizer (as applicable) shall be liable in respect of the full amount of such claim and not only the amount by which such sum is exceeded. For the purposes of this clause 4.8, individual claims arising out of the same or substantially the same matters, facts or circumstances shall be aggregated so as to be treated as a single claim.

4.9

Neither GSK nor Pfizer shall be liable for any individual claim in respect of the same matter under (respectively) clause 2.1(B) and clause 3.1(B) (“Parallel Claims”) unless the aggregate liability of GSK and Pfizer in respect of those Parallel Claims is equal to or exceeds [***]. If the quantum of any Parallel Claims is equal to or exceeds such threshold, GSK and Pfizer shall each be liable in respect of the full amount of such claims under clause 2.1(B) or clause 3.1(B) (as applicable) and not only any applicable excess. For the purposes of this clause 4.9, individual claims arising out of the same or substantially the same matters, facts or circumstances shall be aggregated so as to be treated as a single claim.

4.10

Pfizer shall have no liability in respect of any claim under clause 3.1(B)(i) in respect of a matter that does not concern Indirect CGT (a “Non-Indirect CGT Claim”) unless and until the aggregate amount that Haleon could have claimed from Pfizer in respect of any such Non-Indirect CGT Claims in the absence of this clause 4.10 would have exceeded [***], in which event Pfizer shall thereafter be liable under clause 3.1(B)(i) for such amounts which exceed that [***] threshold (and not for the full amount of such claims).

4.11

The total aggregate liability of GSK in respect of any claim or claims under clause 2.1(B)(i) shall not exceed [***], save that this clause 4.11 shall not apply in respect of any claim or claims under clause 2.1(B)(i) to the extent the same concerns Indirect CGT.

4.12

The total aggregate liability of Pfizer in respect of any claim or claims under clause 3.1(B)(i) shall not exceed [***], save that this clause 4.12 shall not apply in respect of any claim or claims under clause 3.1(B)(i) to the extent the same concerns Indirect CGT.

5.	Haleon Tax Covenant

5.1	Subject to the other provisions of this Deed, Haleon covenants with GSK to pay GSK an amount equal, on an after-Tax basis, to any GSK Tax Liability arising directly as a consequence of:

(A)

any matter described in clause 8.1 or clause 8.3 of the Cosmos SCA and for which Haleon would be liable to GSK under such provisions (had clause 8 (Secondary Tax Liabilities) of the Cosmos SCA remained in effect, and had references to “GSK” and “GSK’s Group” therein been references to “Haleon” and “Haleon Group”, and had references to “Company” and “Company’s Group” therein been references to “GSK” and “GSK Group” as defined in this Deed as the context demands);

(B)

GSK Group Company carrying on, at any time before Demerger Completion, any Consumer Healthcare Business (including any GSK Tax Liability arising directly as a consequence of any Income, Profits or Gains being earned, accrued or received as a result thereof);

(C)	any failure by either Haleon at any time or any other Haleon Group Company after the applicable Relevant Time to comply with any of its obligations under this Deed or any Transaction Document; and

(D)	the making of a Chargeable Payment by any Haleon Group Company other than any such Chargeable Payment made as expressly required or expressly permitted under any Transaction Document.

5.2	Clause 5.1 shall be effective from (and including) Demerger Completion.

5.3	Subject to the other provisions of this Deed, Haleon covenants with Pfizer to pay Pfizer an amount equal, on an after-Tax basis, to any Pfizer Tax Liability arising directly as a consequence of:

(A)

any matter described in clause 8.2 or clause 8.4 of the Cosmos SCA and for which Haleon would be liable to Pfizer under such provisions (had clause 8 (Secondary Tax Liabilities) of the Cosmos SCA remained in effect, and had references to “Pfizer” and “Pfizer’s Group” therein been references to “Haleon” and “Haleon Group” as defined in this Deed, and had references to “Company” and “Company’s Group” therein been references to “Pfizer” and “Pfizer’s Group” as defined in this Deed as the context demands);

(B)

any Pfizer Group Company carrying on, at any time before Demerger Completion, any Consumer Healthcare Business (including any Pfizer Tax Liability arising directly as a consequence of any Income, Profits or Gains being earned, accrued or received as a result thereof); and

(C)	any failure by either Haleon at any time or any other Haleon Group Company after Demerger Completion to comply with any of its obligations under this Deed or any Transaction Document.

5.4	Clause 5.3 shall be effective from (and including) Demerger Completion.

6.	Haleon Tax Covenant: Limitations

6.1	Any covenant contained in clause 5.1 and clause 5.3 shall not apply to any GSK Tax Liability or any Pfizer Tax Liability respectively to the extent that:

(A)

it would not have arisen but for a voluntary transaction, action or omission carried out, effected or made by (in the case of clause 5.1) any GSK Group Company or (in the case of clause 5.3) any Pfizer Group Company, at any time after Demerger Completion, other than any such transaction, action or omission carried out, effected or made:

(i)

in the ordinary course of the business or trade as carried on by (in the case of clause 5.1) a GSK Group Company or (in the case of clause 5.3) a Pfizer Group Company immediately prior to Demerger Completion;

(ii)	at the written request of any Haleon Group Company; or

(iii)	as expressly required or expressly permitted under this Deed,

and, for the avoidance of doubt (but without prejudice to clause 12), the act of disclosing information (including the provision of any documentation) to a Tax Authority concerning any particular transaction, action or omission, shall not of itself constitute a “voluntary transaction, action or omission”;

(B)

it arises in consequence of any changes after Demerger Completion of the date to which (in the case of clause 5.1) a GSK Group Company or (in the case of clause 5.3) a Pfizer Group Company, makes up its accounts or in the bases, methods or policies of accounting of any (in the case of clause 5.1) GSK Group Company or (in the case of clause 5.3) Pfizer Group Company;

(C)

it has been made good without cost to (in the case of clause 5.1) any GSK Group Company or (in the case of clause 5.3) any Pfizer Group Company, including where such Taxes are paid or discharged by a person other than a member of (in the case of clause 5.1) the GSK Group or (in the case of clause 5.3) the Pfizer Group (except where a member of the GSK Group or Pfizer Group, as applicable, is required to reimburse such person for such payment or discharge);

(D)	any Relief other than:

(i)	(in the case of clause 5.1) a GSK Relief or (insofar as such clauses concern GSK) any Relief taken into account in clause 10 or clause 11; or

(ii)	(in the case of clause 5.3) a Pfizer Relief or (insofar as such clauses concern Pfizer) any Relief taken into account in clause 10 or clause 11,

is available to relieve or mitigate such GSK Tax Liability or Pfizer Tax Liability (as applicable);

(E)

the GSK Tax Liability or Pfizer Tax Liability (as applicable) constitutes interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after Haleon has made a payment of an amount in respect of the relevant Taxes under clause 5.1 or clause 5.3 (as the case may be);

(F)

it arises as a consequence of any failure by (in the case of clause 5.1) any GSK Group Company or (in the case of clause 5.3) any Pfizer Group Company to comply with any of its obligations under this Deed or any Transaction Document;

(G)

either (in the case of clause 5.1) any GSK Group Company or (in the case of clause 5.3) any Pfizer Group Company has otherwise made recovery in respect of that GSK Tax Liability or Pfizer Tax Liability (as applicable) from a person other than a GSK Group Company or Pfizer Group Company (as applicable), whether under this Deed, or by means of a claim under any provision of any Transaction Document or otherwise;

(H)	in the case of the covenants contained in clause 5.1(B) and clause 5.3(B) only:

(i)

a member of the Haleon Group would have been entitled to make a claim (in the case of a GSK Tax Liability) against GSK under Section 6.5(d)(ii) of the Cosmos SAPA or (in the case of a Pfizer Tax Liability) against Pfizer under Section 6.5(d)(i) of the Cosmos SAPA had the relevant liability to Tax arisen to a Haleon Group Company instead of a GSK Group Company or a Pfizer Group Company (as applicable);

(ii)

the relevant Income, Profits or Gains (and the liability to Tax in relation thereto) shall be economically borne by a Haleon Group Company pursuant to the GSK NEB Agreement, the Pfizer NEB Agreement or any arrangement with a similar economic effect; or

(iii)

the relevant Income, Profits or Gains have accrued for the benefit of (in the case of clause 5.1(B)) any GSK Group Company or (in the case of clause 5.3(B)) any Pfizer Group Company, there being no arrangements for the economic benefit of such Income, Profits or Gains to be transferred to or otherwise enjoyed by any Haleon Group Company;

(I)

in the case of the covenants contained in clause 5.1(B) and clause 5.3(B), the liability is in relation to a Transfer Pricing Adjustment and the relevant GSK Group Company or Pfizer Group Company (as applicable) is entitled to receive a Balancing Payment pursuant to clause 14, in which case the provisions of clause 14 shall apply in priority to clause 5.1(B) and clause 5.3(B) (as applicable); or

(J)

in the case of a GSK Tax Liability, such GSK Tax Liability is expressly allocated to a GSK Group Company pursuant to the ATFA, the Argentina NEBA or any other Transaction Document, provided that such express allocation is as between a GSK Group Company and a Haleon Group Company and that the express allocation is pursuant to an agreement to which both a member of the GSK Group and a member of the Haleon Group are party; or

(K)

such GSK Tax Liability or Pfizer Tax Liability (as applicable) would not have arisen but for a change in the status as a taxpayer, residence or deemed residence of Haleon for any Tax purposes due to a change in applicable Law that is made after Demerger Completion.

6.2

Haleon agrees with each of GSK and Pfizer that to the extent Haleon (or any member of its Group) has a statutory or other right to recover any amount falling within the covenants at clause 5.1(A) or clause 5.3(A) against (in the case of clause 5.1(A)) GSK or a member of the GSK Group or (in the case of clause 5.3(A)) Pfizer or a member of the Pfizer Group then, to the extent that the same has given rise to a payment under such aforementioned clauses of this Deed, Haleon shall not, and shall procure that the relevant member of the Haleon Group shall not, make any claim under such statutory or other right or take any other action to enforce such statutory or other right of recovery.

6.3

No claim may be brought under clause 5.1 or clause 5.3 against Haleon unless (in the case of clause 5.1) GSK or (in the case of clause 5.3) Pfizer shall have given to Haleon written notice of such claim specifying (in detail that is reasonable in the circumstances) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date falling 30 days after the expiry of the period specified by statute during which an assessment of the relevant Tax liability may be issued by the relevant Tax Authority or, if there is no such period, the date falling six years and 30 days after the end of the accounting period of the relevant GSK Group Company or Pfizer Group Company (as applicable) in which Demerger Completion occurs.

6.4

Haleon shall not be liable in respect of any individual claim under clause 5.1 or clause 5.3, for less than [***], but once the amount of any such claim has exceeded such sum, Haleon shall be liable in respect of the full amount of such claim and not only the amount by which such sum is exceeded. For the purposes of this clause 6.4, individual claims arising out of the same or substantially the same matters, facts or circumstances shall be aggregated so as to be treated as a single claim.

7.	Costs and Expenses

7.1

Subject to clause 7.3, GSK hereby covenants to pay to Haleon an amount equal, on an after-Tax basis, to any Costs properly incurred or payable by a Haleon Group Company in connection with or in consequence of (i) any Haleon Tax Liability referred to in clause 2.1 to the extent that it gives rise to an obligation for GSK to make a payment under clause 2.1, or (ii) in successfully taking any action under clause 2.1.

7.2

Subject to clause 7.3, Pfizer hereby covenants to pay to Haleon an amount equal, on an after-Tax basis, to any Costs properly incurred or payable by a Haleon Group Company in connection with or in consequence of (i) any Haleon Tax Liability referred to in clause 3.1 to the extent that it gives rise to an obligation for Pfizer to make a payment under clause 3.1, or (ii) in successfully taking any action under clause 3.1.

7.3

GSK and Pfizer each separately covenant to pay to Haleon an amount equal, on an after-Tax basis, to their respective Relevant Percentages of any Costs properly incurred or payable by a Haleon Group Company in connection with or in consequence of (i) any Haleon Tax Liability referred to in clause 2.1(B) and clause 3.1(B) to the extent that it gives rise to an obligation for both of GSK and Pfizer to make a payment under clause 2.1(B) and clause 3.1(B) (respectively), or (ii) in successfully taking any action against both of GSK and Pfizer under clause 2.1(B) and clause 3.1(B) (respectively).

7.4	Haleon hereby covenants to pay:

(A)

to GSK an amount equal, on an after-Tax basis, to any Costs properly incurred or payable by a GSK Group Company in connection with or in consequence of (i) any GSK Tax Liability referred to in clause 5.1 to the extent that it gives rise to an obligation for Haleon to make a payment under clause 5.1, or (ii) in successfully taking any action under clause 5.1.

(B)

to Pfizer an amount equal, on an after-Tax basis, to any Costs properly incurred or payable by a Pfizer Group Company in connection with or in consequence of (i) any Pfizer Tax Liability referred to in clause 5.3 to the extent that it gives rise to an obligation for Haleon to make a payment under clause 5.3, or (ii) in successfully taking any action under clause 5.3.

8.	Mitigation

8.1

Subject to clause 8.2, the Indemnified Party shall, at the direction in writing of the Indemnifying Party (acting reasonably) and subject to the Indemnifying Party indemnifying and securing the Indemnified Party on an after-Tax basis against all Costs which may thereby be incurred:

(A)	take, or procure that any other member of the Indemnified Party’s Group shall take, all such steps as the Indemnifying Party may require to:

(i)	make, or procure that any member of the Indemnifying Party’s Group makes, a Relief Surrender; or

(ii)

otherwise surrender or transfer, or procure that any other member of the Indemnifying Party’s Group surrenders or transfers, so far as permitted by Law, any Relief to any member of the Indemnified Party’s Group, in each case for no consideration;

(B)

use, or procure that another member of the Indemnified Party’s Group shall use, all such Reliefs including, without limitation, Reliefs made available in accordance with clause 8.1 but (in all cases) excluding any Indemnified Party’s Relief; and

(C)	make, or procure that another member of the Indemnified Party’s Group shall make, all claims and elections specified by the Indemnifying Party,

in each case so as to reduce, eliminate or make good any Tax Liability for which the Indemnifying Party would otherwise be liable under clause 2, clause 3 or clause 5 (as applicable), provided that nothing in this clause 8.1 shall require any member of an Indemnified Party’s Group to use (i) any Indemnified Party’s Relief, or (ii) any Relief to the extent it has already been taken into account for the purposes of clause 10 or clause 11, and that the Indemnified Party shall, for the avoidance of doubt, not be considered to be acting reasonably in making a direction for the purposes of this clause 8.1 to the extent such direction directs an action by the Indemnified Party’s Group that is reasonably expected to increase the Tax Liabilities of such Indemnified Party’s Group for which it is not indemnified (whether under this Deed, any Transaction Document, the Cosmos SAPA, the Constellation Tax Covenant or otherwise).

8.2

In the event that both GSK and Pfizer are Indemnifying Parties and any directions from GSK and Pfizer under clause 8.1 shall conflict, the direction of the Indemnifying Party which is also the Directing Party shall prevail, provided that the Directing Party shall consult with the Non-Directing Party in good faith before any direction is given under clause 8.1. [Where GSK and Pfizer remain unable to agree despite such consultation, the Directing Party shall in good faith take into account and reflect any suggestions or comments from the Non-Directing Party concerning the matter and procure that they are reflected in any action or inaction which is ultimately decided upon to the extent that they are reasonable].

8.3	For the purposes of clause 8 only:

(A)	“Indemnified Party” shall mean the Party that would be entitled to make the applicable claim under clause 2, clause 3 or clause 5;

(B)	“Indemnifying Party” shall mean the Party that would be liable with respect to the applicable claim under clause 2, clause 3 or clause 5;

(C)

“Indemnified Party’s Group” and “Indemnifying Party’s Group” shall mean the Haleon Group, the GSK Group or the Pfizer Group according to the identity of the Indemnified Party and the Indemnifying Party respectively; and

(D)	“Indemnified Party’s Relief” shall mean a Haleon Relief, a GSK Relief or a Pfizer Relief according to the identity of the Indemnified Party; and

(E)	“Tax Liability” shall mean the Haleon Tax Liability, the GSK Tax Liability or the Pfizer Tax Liability as the context demands.

9.	Due Date of Payment

9.1	Where any party becomes liable to make any payment pursuant to clause 2, clause 3, clause 5 or clause 7 of this Deed, the due date for the making of that payment shall be:

(A)	in a case which involves an actual payment of Tax, the later of:

(i)

the date falling 10 Business Days prior to the last date on which the member of the relevant Group whose liability to Tax has given rise to the relevant payment pursuant to clause 2, clause 3 or clause 5 of this Deed (the “Indemnified Company”) would have had to have paid the Tax that has given rise to the liability under this Deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that liability; and

(ii)	the date falling 10 Business Days after the party which is liable to make the payment under this Deed has been notified of its liability by the other party;

(B)	in a case which involves the setting off of a right to repayment of Tax or the utilisation of Relief, the later of:

(i)

the date falling 10 Business Days prior to the last date on which the Indemnified Company would have had to have paid the Tax against which the repayment that has given rise to the liability under this Deed has been set off or which would have been paid but for the utilisation of the Relief (as the case may be) in order to avoid incurring a liability to interest or a charge or penalty in respect of that liability; and

(ii)	the date falling 10 Business Days after the party which is liable to make the payment under this Deed has been notified of its liability by the other party; and

(C)

in a case which involves a payment pursuant to clause 7, the date falling 10 Business Days after the party which is liable to make the payment under the relevant clause has been notified of its liability by the Indemnified Company.

10.	Recovery

10.1

Where a Haleon Group Company is entitled to recover from any other person (other than a GSK Group Company or a Haleon Group Company, but including a Tax Authority) any sum in respect of any matter which has given rise to an obligation of:

(A)	GSK to make a payment under clause 2.1(A); or

(B)	GSK to make a payment under clause 2.1(B), but not of Pfizer to make a payment under 3.1(B),

then Haleon shall procure that the relevant Haleon Group Company shall (if requested by and subject to GSK indemnifying and securing the relevant Haleon Group Company on an after-Tax basis against all Costs which may thereby be incurred) take such action as GSK shall reasonably request in writing to enforce such recovery against the person in question and Haleon shall procure that the relevant Haleon Group Company shall account to GSK for any Recovered Amounts up to an amount not exceeding the amount paid by GSK under clause 2.1(A) or clause 2.1(B) in respect of the relevant matter.

10.2

If Haleon considers (acting reasonably and in good faith) that any action requested by GSK in accordance with clause 10.1 has or is likely to have a material and negative impact on the relationship between a Haleon Group Company and a Tax Authority [ or is or is likely to be materially prejudicial to a Haleon Group Company’s business], Haleon shall be entitled to decline to give effect to that action provided always that an amount equal to what would reasonably be expected to have been the applicable Recovered Amount (but for Haleon exercising its rights under this clause 10.2) shall still be treated as a “Recovered Amount” to which GSK is entitled under clause 10.1.

10.3

Where a Haleon Group Company is entitled to recover from any other person (other than a Pfizer Group Company or a Haleon Group Company, but including a Tax Authority) any sum in respect of any matter which has given rise to an obligation of:

(A)	Pfizer to make a payment of clause 3.1(A); or

(B)	Pfizer to make a payment under clause 3.1(B), but not of GSK to make a payment under clause 2.1(B),

then clause 10.1 and clause 10.2 shall apply mutatis mutandis.

10.4

Where a Haleon Group Company is entitled to recover from any other person (other than a GSK Group Company or a Pfizer Group Company and other than a Haleon Group Company, but including a Tax Authority) any sum in respect of a matter which has given rise to an obligation of GSK and Pfizer to make a payment under clause 2.1(B) and clause 3.1(B) (respectively), then:

(A)

GSK and Pfizer shall consult with each other in good faith as to whether to request Haleon to enforce recovery against the person in question and, if so, what action is required to achieve this. [Where GSK and Pfizer remain unable to agree, the Directing Party shall in good faith take into account and reflect any suggestions or comments from the Non-Directing Party concerning the matter and procure that they are reflected in any action or inaction which is ultimately decided upon to the extent that they are reasonable];

(B)

Haleon, if requested by the Directing Party (and subject to GSK and Pfizer indemnifying the relevant Haleon Group Company on an after-Tax basis against all Costs which may thereby be incurred), take such action as the Directing Party shall reasonably request in writing to enforce such recovery against the person in question; and

(C)

Haleon shall procure that the relevant Haleon Group Company shall account to each of GSK and Pfizer (respectively) for the percentage of the Recovered Amounts corresponding to the proportion of the underlying Haleon Tax Liability that was indemnified by GSK and Pfizer (respectively) under clause 2.1(B) and clause 3.1(B) (and for the avoidance of doubt taking into account the application of clause 4.10 to clause 4.12 (inclusive)) up to an amount not exceeding (in the case of GSK) the amount paid by GSK under clause 2.1(B) in respect of the relevant matter or (in the case of Pfizer) the amount paid by Pfizer under clause 3.1(B) in respect of the relevant matter.

10.5	The Directing Party must meet its obligations with respect to the Non-Directing Party as set out in clause 10.4(A) prior to giving any request to Haleon as is mentioned in clause 10.4(B).

10.6	GSK and Pfizer shall bear the burden of the indemnity in clause 10.4(B) according to their respective Relevant Percentages.

10.7

If Haleon considers (acting reasonably and in good faith) that any action requested by the Directing Party in accordance with clause 10.4 has or is likely to have a material and negative impact on the relationship between a Haleon Group Company and a Tax Authority [or is or is likely to be materially prejudicial to a Haleon Group Company’s business], Haleon shall be entitled to decline to give effect to that action provided always that an amount equal to what would reasonably be expected to have been the applicable Recovered Amount (but for Haleon exercising its rights under this clause 10.7) shall still be treated as a “Recovered Amount” to which GSK and Pfizer are entitled under clause 10.4.

10.8

Where a GSK Group Company is entitled to recover from any other person (other than a Haleon Group Company and GSK Group Company, but including a Tax Authority) any sum in respect of any matter to which clause 5.1 relates, GSK shall procure that the relevant GSK Group Company shall (if requested by and subject to Haleon indemnifying and securing the relevant GSK Group Company on an after-Tax basis against all Costs which may thereby be incurred) take such action as Haleon shall reasonably request in writing to enforce such recovery against the person in question and GSK shall procure that the relevant GSK Group Company shall account to Haleon for any Recovered Amounts, up to an amount not exceeding the amount paid by Haleon under clause 5.1 in respect of the relevant matter.

10.9

If GSK considers (acting reasonably and in good faith) that any action requested by Haleon in accordance with clause 10.8 has or is likely to have a material and negative impact on the relationship between a GSK Group Company and a Tax Authority, GSK shall be entitled to decline to give effect to that action provided always that an amount equal to what would reasonably be expected to have been the applicable Recovered Amount (but for GSK exercising its rights under this clause 10.9) shall still be treated as a “Recovered Amount” to which Haleon is entitled under clause 10.8.

10.10

Where a Pfizer Group Company is entitled to recover from any other person (other than a Haleon Group Company or a Pfizer Group Company, but including a Tax Authority) any sum in respect of any matter to which clause 5.3 relates, then clause 10.8 and clause 10.9 shall apply mutatis mutandis.

10.11	In this clause 10 only, “Recovered Amount” means:

(A)	sums recovered (including any interest paid by a person from whom the recovery is made) less any Costs of recovery and any Tax chargeable thereon suffered by the person making the recovery; and

(B)	any amounts deemed to be Recovered Amounts under clause 10.2, clause 10.7 and clause 10.9 (including, where relevant, as any such clauses apply when read together with clause 10.3 or clause 10.10).

11.	Reliefs

11.1

Where GSK has made a payment to Haleon under clause 2.1 in respect of a Haleon Tax Liability, or such a payment has become due, and such Haleon Tax Liability gives rise to (or the circumstances giving rise thereto give rise to) a Relief that either (i) comprises a repayment of Tax to or (ii) results in an actual saving of Tax for a Haleon Group Company which (in either case) otherwise would not have arisen, Haleon shall procure that the amount of the repayment or cash tax saving less any Costs of recovery and any Tax thereon (the “Relevant Amount”) shall be dealt with in accordance with clause 11.2.

11.2	Subject to clause 11.4, the Relevant Amount:

(A)	shall first be set off against any payment then due from GSK under this Deed;

(B)

to the extent there is an excess, a refund shall be made to GSK of any previous payment or payments made by GSK under this Deed and not previously refunded under this clause 11.2(B) up to the amount of such excess; and

(C)

to the extent that the excess referred to in clause 11.2(B) is not exhausted under that clause, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from GSK under this Deed.

11.3	The provisions of clause 11.1 and clause 11.2 above shall (subject to clause 11.4) apply, mutatis mutandis, to the Parties in relation to:

(A)	any Haleon Tax Liability which has resulted in a payment having been made or becoming due from Pfizer under clause 3.1; and

(B)	any GSK Tax Liability which has resulted in a payment having been made or becoming due from Haleon under clause 5.1; and

(C)	any Pfizer Tax Liability which has resulted in a payment having been made or becoming due from Haleon under clause 5.3.

11.4

Where both GSK and Pfizer have made a payment under clause 2.1(B) and clause 3.1(B) in respect of a particular Haleon Tax Liability, or such payment has become due, and clause 11.1 applies (including as it applies by virtue of clause 11.3(A)), the percentage of the Relevant Amount corresponding to the proportion of the underlying Haleon Tax Liability for which GSK and Pfizer (respectively) was or would be liable for under clause 2.1(B) and clause 3.1(B) (and for the avoidance of doubt taking into account the application of clause 4.10 to clause 4.12 (inclusive)) shall be applied for GSK’s and Pfizer’s benefit (respectively) as specified in clause 11.2 (including as it applies by virtue of clause 11.3(A)).

12.	Conduct of Tax Authority Claims

Notification of Tax Authority Claim

12.1

If a Haleon Group Company becomes aware of any Tax Authority Claim relating to its Tax affairs which is relevant for the purposes of clause 2 or clause 3 (or any circumstances likely to give rise to such a Tax Authority Claim), Haleon shall give written notice thereof to both GSK and Pfizer as soon as reasonably practicable and in any event within 10 Business Days, provided that the right to indemnification pursuant to clause 2 or clause 3 shall not be limited for failure to notify except to the extent that such failure actually prejudices or increases the relevant Tax Liability.

12.2

If a GSK Group Company or Pfizer Group Company becomes aware of any Tax Authority Claim relating to its Tax affairs which is relevant for the purposes of clause 5.1 or clause 5.3 respectively (or if a GSK Group Company or Pfizer Group Company becomes aware of any circumstances likely to give rise to such a Tax Authority Claim), GSK or Pfizer (as applicable) shall give written notice thereof to Haleon as soon as reasonably practicable and in any event within 10 Business Days, provided that the right to indemnification pursuant to clause 5.1 or clause 5.3 shall not be limited for failure to notify except to the extent that such failure actually prejudices or increases the relevant Tax Liability.

Tax Authority Claims relating to a matter for which GSK may be liable

12.3	In relation to any Tax Authority Claim in respect of a potential Haleon Tax Liability which, if it becomes an actual Haleon Tax Liability, is reasonably expected to give rise to an obligation of:

(A)	GSK to make a payment under clause 2.1(A); or

(B)	GSK to make a payment under clause 2.1(B), but not of Pfizer to make a payment under 3.1(B),

then, provided that GSK shall indemnify the relevant Haleon Group Company on an after-Tax basis against any losses, fines, penalties, interest, charges, and Costs arising therefrom, Haleon shall (subject to clause 12.5) procure that the relevant Haleon Group Company shall take such action as GSK may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Tax Authority Claim, provided that the relevant Haleon Group Company shall not be required to settle any such Tax Authority Claim if doing so would reasonably be expected to materially increase the Tax liabilities of the Haleon Group Companies (taking into account any indemnification for the same under this Deed, any Transaction Document, the Cosmos SAPA and the Constellation Tax Covenant) without Haleon’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. GSK shall have the right to nominate professional advisers for this purpose provided always that the appointment of solicitors or other professional advisers shall be subject to the approval of the relevant Haleon Group Company (such approval not to be unreasonably withheld or delayed).

12.4	To enable full exercise and performance of the rights and obligations in clause 12.3:

(A)	Haleon shall keep GSK fully informed of all matters pertaining to the Tax Authority Claim mentioned in clause 12.3 (and vice versa);

(B)	Haleon shall provide GSK with copies of all correspondence and material documents pertaining to the Tax Authority Claim mentioned in clause 12.3 (and vice versa);

(C)

written communications (including any emails) and any material documents pertaining to the Tax Authority Claim which Haleon (or the relevant Haleon Group Company) intends to transmit to the relevant Tax Authority shall first be submitted in good time by Haleon to GSK for review. Haleon shall (or shall procure that) any reasonable written comments timely received from GSK shall be reflected in such written communications and (where applicable) documents; and

(D)	to the extent permitted by applicable Law, a representative from each of Haleon and GSK (and their respective nominated advisors) shall be given the opportunity to attend any meeting or call with any Tax Authority pertaining to the Tax Authority Claim and shall be fully briefed in relation to the purposes of that meeting or call in sufficient time to enable the representative or advisor to prepare for it.

12.5

If Haleon considers (acting reasonably and in good faith) that the exercise by GSK of its Conduct Rights in relation to any such Tax Authority Claim as is mentioned in clause 12.3 has or is likely to have a material and negative impact on the relationship between a Haleon Group Company and a Tax Authority [or is or is likely to be materially prejudicial to a Haleon Group Company’s business], Haleon shall be entitled to decline to give effect to those Conduct Rights provided always that GSK shall not be liable under this Deed in respect of the matter to which the Tax Authority Claim in question relates.

12.6

For the avoidance of doubt, nothing in clause 12.3 or clause 12.4 shall require any Haleon Group Company to give any communication or submit any document to a Tax Authority that is not, to the best of that Haleon Group Company’s knowledge, correct and complete.

Tax Authority Claims relating to a matter for which Pfizer may be liable

12.7	In relation to any Tax Authority Claim in respect of a potential Haleon Tax Liability which, if it becomes an actual Haleon Tax Liability, is reasonably expected to give rise to an obligation:

(A)	Pfizer to make a payment of clause 3.1(A); or

(B)	Pfizer to make a payment under clause 3.1(B), but not of GSK to make a payment under clause 2.1(B),

then clause 12.3 to clause 12.6 (inclusive) shall apply mutatis mutandis.

Tax Authority Claims relating to a matter for which both GSK and Pfizer may be liable

12.8

In relation to any Tax Authority Claim in respect of a potential Haleon Tax Liability which, if it becomes an actual Haleon Tax Liability, is reasonably expected to give rise to an obligation of GSK and Pfizer to make a payment under clause 2.1(B) and clause 3.1(B) (respectively), then:

(A)

GSK and Pfizer shall consult with each other in good faith as to whether Haleon should take action to avoid, dispute, resist, appeal, compromise or defend the Tax Authority Claim in question and, if so, what that action should be (including whether, and if so which, professional advisers should be engaged). [Where GSK and Pfizer remain unable to agree, the Directing Party shall in good faith take into account and reflect any suggestions or comments from the Non-Directing Party concerning the matter and procure that they are reflected in any action or inaction which is ultimately decided upon to the extent that they are reasonable]; and

(B)

provided that GSK and Pfizer shall indemnify the relevant Haleon Group Company on an after-Tax basis against any losses, fines, penalties, interest, charges, and Costs arising therefrom, Haleon shall (subject to clause 12.11)

procure that the relevant Haleon Group Company shall take such action as the Directing Party may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Tax Authority Claim, provided that the relevant Haleon Group Company shall not be required to settle any such Tax Authority Claim if doing so would reasonably be expected to materially increase the Tax liabilities of the Haleon Group Companies (taking into account any indemnification for the same under this Deed, any Transaction Document, the Cosmos SAPA and the Constellation Tax Covenant) without Haleon’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. The Directing Party shall have the right to nominate professional advisers for this purpose provided always that the appointment of solicitors or other professional advisers shall be subject to the approval of the relevant Haleon Group Company (such approval not to be unreasonably withheld or delayed).

12.9	To enable full exercise and performance of the rights and obligations in clause 12.8:

(A)	Haleon shall keep GSK and Pfizer fully informed of all matters pertaining to the potential Haleon Tax Liability mentioned in clause 12.8 (and vice versa);

(B)	Haleon shall provide GSK and Pfizer with copies of all correspondence and material documents pertaining to the Tax Authority Claim mentioned in clause 12.8 (and vice versa);

(C)

written communications (including any emails) and any material documents pertaining to the Tax Authority Claim which Haleon (or the relevant Haleon Group Company) intends to transmit to the relevant Tax Authority shall first be submitted in good time by Haleon to GSK and to Pfizer for review. Haleon shall (or shall procure that) any reasonable written comments timely received from the Directing Party shall be reflected in such written communications and (where applicable) documents; and

(D)

to the extent permitted by applicable Law, a representative from each of Haleon, GSK and Pfizer (and their respective nominated advisors) shall be given the opportunity to attend any meeting or call with any Tax Authority pertaining to the Tax Authority Claim and shall be fully briefed in relation to the purposes of that meeting or call in sufficient time to enable the representative or advisor to prepare for it.

12.10

The Directing Party must meet its obligations with respect to the Non-Directing Party as set out in clause 12.8(A) prior to giving any request or comments to Haleon as mentioned in clause 12.8 and clause 12.9.

12.11

If Haleon considers (acting reasonably and in good faith) that the exercise by GSK or Pfizer of their respective Conduct Rights in relation to any such Tax Authority Claim as is mentioned in clause 12.8 has or is likely to have a material and negative impact on the relationship between a Haleon Group Company and a Tax Authority [or is likely to be materially prejudicial to a Haleon Group Company’s business], Haleon shall be entitled to decline to give effect to those Conduct Rights provided always that GSK and/or Pfizer (as applicable) shall not be liable under this Deed in respect of the matter to which the Tax Authority Claim in question relates.

12.12

For the avoidance of doubt, nothing in clause 12.8 or clause 12.9 shall require any Haleon Group Company to give any communication or submit any document to a Tax Authority that is not, to the best of that Haleon Group Company’s knowledge, correct and complete.

12.13

[GSK and Pfizer shall each bear the burden of the indemnity in clause 12.8 according to the proportion of the underlying Haleon Tax Liability that would be payable by GSK or Pfizer respectively if it were to become an actual Haleon Tax Liability in respect of the relevant matter under clause 2.1(B) and clause 3.1(B) (and for the avoidance of doubt taking into account the application of clause 4.10 to clause 4.12 (inclusive))].

Tax Authority Claims relating to a matter for which Haleon may be liable

12.14

In relation to any potential GSK Tax Liability which if it becomes an actual GSK Tax Liability, is reasonably expected to give rise to an obligation of Haleon for the purposes of clause 5.1, then provided that Haleon shall indemnify the relevant GSK Group Company on an after-Tax basis against any losses, fines, penalties, interest, charges, and Costs arising therefrom, GSK shall (subject to clause 12.16) procure that the relevant GSK Group Company shall take such action as Haleon may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Tax Authority Claim, provided that the relevant GSK Group Company shall not be required to settle any such Tax Authority Claim if doing so would reasonably be expected to materially increase the Tax liabilities of the GSK Group Companies (taking into account any indemnification for the same under this Deed, any Transaction Document or the Cosmos SAPA) without GSK’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Haleon shall have the right to nominate professional advisers for this purpose provided always that the appointment of solicitors or other professional advisers shall be subject to the approval of the relevant GSK Group Company (such approval not to be unreasonably withheld or delayed).

12.15	To enable full exercise and performance of the rights and obligations in clause 12.14:

(A)	GSK shall keep Haleon fully informed of all matters pertaining to the Tax Authority Claim mentioned in clause 12.14 (and vice versa);

(B)	GSK shall provide Haleon with copies of all correspondence and material documents pertaining to the Tax Authority Claim mentioned in clause 12.14 (and vice versa);

(C)

written communications (including any emails) and any material documents pertaining to the Tax Authority Claim which GSK (or the relevant GSK Group Company) intends to transmit to the relevant Tax Authority shall first be submitted in good time by GSK to Haleon for review. GSK shall (or shall procure that) any reasonable written comments timely received from Haleon shall be reflected in such written communications and (where applicable) documents; and

(D)

to the extent permitted by applicable Law, a representative from each of GSK and Haleon (and their respective nominated advisors) shall be given the opportunity to attend any meeting or call with any Tax Authority pertaining to the Tax Authority Claim and shall be fully briefed in relation to the purposes of that meeting or call in sufficient time to enable the representative or advisor to prepare for it.

12.16

If GSK considers (acting reasonably and in good faith) that the exercise by Haleon of its Conduct Rights in relation to any Tax Authority Claim as mentioned in clause 12.14 has or is likely to have a material and negative impact on the relationship between a GSK Group Company and a Tax Authority, GSK shall be entitled to decline to give effect to those Conduct Rights provided that Haleon shall not be liable under this Deed in respect of the matter to which the Tax Authority Claim in question relates.

12.17

For the avoidance of doubt, nothing in clause 12.14 or clause 12.15 shall require any GSK Group Company to give any communication or submit any document to a Tax Authority that is not, to the best of that GSK Group Company’s knowledge, correct and complete.

12.18

In relation to any Tax Authority Claim in respect of a potential Pfizer Tax Liability which if it becomes an actual Pfizer Tax Liability, is reasonably expected to give rise to an obligation of Haleon for the purposes of clause 5.3, clause 12.14 to clause 12.17 (inclusive) shall apply mutatis mutandis.

Definition of “Conduct Rights” for purposes of this clause 12

12.19	For the purposes of this clause 12 only, “Conduct Rights” shall mean:

(A)	in clause 12.5, those rights in relation to a Tax Authority Claim as are set out in clause 12.3 and clause 12.4 (including as such clauses apply when read together with clause 12.7);

(B)	in clause 12.11, those rights in relation to a Tax Authority Claim as are set out in clause 12.8 and clause 12.9; and

(C)	in relation to clause 12.16, those rights in relation to a Tax Authority Claim as are set out in clause 12.14 and clause 12.15 (including as such clauses apply when read together with clause 12.18).

13.	Tax Returns

13.1

This clause 13 shall be subject in all respects to the Cosmos SAPA. Where there is any inconsistency between the provisions of this clause 13 and the Cosmos SAPA (as amended by clause 17), the Cosmos SAPA (as so amended) shall prevail.

13.2	Where there is conflict between the provisions of this clause 13 and the provisions of clause 12, clause 12 shall take precedence.

Responsibility for preparation of Tax Returns

13.3

Haleon shall prepare (or shall procure that there is prepared) the Tax Returns for all members of the Haleon Group for all Tax Periods (including, for the avoidance of doubt, the Tax Returns of GSKCHHL for any Straddle Periods), excluding any:

(A)	US State Joint Tax Returns;

(B)	Tax Returns for PFCHHL for any Straddle Period; and

(C)	any Tax Returns the preparation of which GSK is responsible for pursuant to clause 15.2 (if any).

13.4	GSK shall prepare (or shall procure that there is prepared):

(A)	the Tax Returns for all members of the GSK Group for all Tax Periods (excluding any Tax Returns the preparation of which Haleon is responsible for pursuant to clause 15.2 (if any)); and

(B)	any US State Joint Tax Returns.

13.5	Pfizer shall prepare (or shall procure that there is prepared):

(A)	the Tax Returns for all members of the Pfizer Group for all Tax Periods; and

(B)	the Tax Returns for PFCHHL for any Straddle Period.

13.6

Pfizer shall continue to act as the Partnership Representative (as defined in the Cosmos SCA) for all Tax Periods of JVCo that begin prior to Completion and, in its capacity as such, shall have all rights and obligations that it would have under the Cosmos SCA (had it remained in effect and had references to “GSK” and “GSK’s Group” therein been references to “Haleon” and “Haleon Group”).

Right to review and comment (Tax Returns prepared by Haleon)

13.7	Haleon shall:

(A)	submit to GSK:

(i)	each Tax Return of GSKCHHL for any Straddle Period; and

(ii)	each such Tax Return referred to in clause 13.3 as relates to a matter for which GSK would reasonably be expected to be liable to Haleon under clause 2.1; and

(B)	submit to Pfizer each such Tax Return referred to in clause 13.3 as relates to a matter for which Pfizer would reasonably be expected to be liable to Haleon under clause 3.1,

in draft form at least 15 days before the applicable Filing Date (or, in the case of an Income Tax Return, at least 30 days before that Filing Date).

13.8

Haleon shall give GSK and/or Pfizer (as the case may be) an opportunity to make comments on the applicable Tax Returns as mentioned in clause 13.7. Haleon shall procure that all reasonable written comments of GSK which relate to any matter for which a GSK Group Company may be liable, and/or (as applicable) all reasonable written comments of Pfizer which relate to any matter for which a Pfizer Group Company may be liable, that are (in either case) received at least 5 days before the Filing Date (or, in the case of an Income Tax Return, at least 15 days before the Filing Date) are properly reflected in the relevant Tax Return and that Tax Return is submitted on a timely basis to the appropriate Tax Authority; provided that Haleon shall not be obliged to procure that a Haleon Group Company takes any such action as is mentioned in this clause 13.8 in relation to a Tax Return that is not, to the best of that Haleon Group Company’s knowledge, correct and complete.

13.9

In the event that the comments of Haleon, GSK and Pfizer with regard to any Tax Return as is mentioned in clause 13.7 conflict, the affected Parties shall consult with each other in good faith to attempt to reach a common view. If such agreement cannot be reached, the comments of the Party which (together with its Group) would reasonably expect to bear the greater burden of the Tax in relation to the matter in question (including, for the avoidance of doubt, as a result of the indemnification provisions in this Deed) shall prevail; provided that Haleon shall not be obliged to procure that a Haleon Group Company takes any such action as is mentioned in this clause 13.9 in relation to a Tax Return that is not, to the best of that member’s knowledge, correct and complete.

Right to review and comment (Tax Returns prepared by GSK)

13.10	GSK shall submit to Haleon:

(A)

each such Tax Return referred to in clause 13.4(A) as relates to a matter for which Haleon would reasonably be expected to be liable to GSK under clause 5.1 in draft form at least 15 days before the applicable Filing Date (or, in the case of an Income Tax Return, at least 30 days before that Filing Date); and

(B)	each such Tax Return referred to in clause 13.4(B) at least 5 Business Days before the applicable Filing Date.

13.11

GSK shall give Haleon an opportunity to make comments on the Tax Returns as mentioned in clause 13.10. GSK shall procure that all reasonable written comments of Haleon which relate to any matter for which a Haleon Group Company may be liable received at least 5 days before the Filing Date (or, in the case of an Income Tax Return, at least 15 days before the Filing Date or, in the case of a US State Joint Tax Return, at least 2 Business Days before the Filing Date) are properly reflected in the relevant Tax Return and that Tax Return is submitted on a timely basis to the appropriate Tax Authority; provided that GSK shall not be obliged to procure that a GSK Group Company takes any such action as is mentioned in this clause 13.11 in relation to a Tax Return that is not, to the best of that GSK Group Company’s knowledge, correct and complete.

Right to review and comment (Tax Returns prepared by Pfizer)

13.12

Where a Tax Return of a member of the Pfizer Group relates to a matter for which Haleon would reasonably be expected to be liable to Pfizer under clause 5.3, Pfizer shall provide Haleon with a written summary of such matters in such detail as is reasonable in the circumstances (including, without limitation, an explanation as to how they are reflected in the applicable Tax Return), at least 15 days before the applicable Filing Date (or, in the case of an Income Tax Return, at least 30 days before that Filing Date).

13.13

Pfizer shall give Haleon an opportunity to make comments on the approach to be taken in the Tax Returns to the matters mentioned in clause 13.12. Pfizer shall procure that all reasonable written comments of Haleon which relate to any matter for which a Haleon Group Company may be liable received at least 5 days before the Filing Date (or, in the case of an Income Tax Return, at least 15 days before the Filing Date) are properly reflected in the relevant Tax Return and that Tax Return is submitted on a timely basis to the appropriate Tax Authority; provided that Pfizer shall not be obliged to procure that a Pfizer Group Company takes any such action as is mentioned in clause 13.13 in relation to a Tax Return that is not, to the best of that Pfizer Group Company’s knowledge, correct and complete.

General

13.14

[Without prejudice to the rights and obligations of the Parties pursuant to clause 12 and clause 13.1 to clause 13.12 (which shall apply in priority), each of GSK and Pfizer agrees that if following Demerger Completion it (or any member of its Group) intends to make any non-ordinary course formal or informal clearance application to any Tax Authority regarding the Indirect CGT treatment of the Separation Transaction or the Reorganisation or (in each case) any part thereof (each, a “Post-Demerger Completion Clearance”), it shall (except where such Post-Demerger Completion Clearance could not reasonably be expected to be material to any Haleon Group Company) notify Haleon in writing of its intention to make such Post-Demerger Completion Clearance and keep Haleon reasonably informed of all matters pertaining to the Post-Demerger Completion Clearance, including providing Haleon with copies of all material correspondence, documents and other information, in each case pertaining thereto, a reasonable period of time prior to submission of the same to the relevant Tax Authority. For the avoidance of doubt, the preparation and submission of any Post-Demerger Completion Clearance, and any related correspondence, document or other information, by GSK or Pfizer, and the review thereof by Haleon, shall be matters in respect of which clause 13.14 applies such that the Parties may request access, information and/or assistance from the other Parties in respect thereof.]

13.15

Each of GSK, Pfizer and Haleon shall (and shall procure, respectively, that the GSK Group Companies, Pfizer Group Companies and Haleon Group Companies shall) on reasonable written request, afford such access to their books, accounts and records (including any copies of legal or tax advice sought from third party advisers) and such other assistance as is proportionate and reasonably required to enable each other Party to exercise its rights and fulfil its obligations under this clause 13 or clause 15.2 (including, for the avoidance of doubt, information necessary to prepare and file Forms 5471 and/or to compute any required inclusions under Section 951(a) or 951A(a) or the passive foreign investment company (“PFIC”) rules of Sections 1291 to 1298, and including in connection with any Tax Authority Claim) provided that no party shall be required to provide information or documents if such action could reasonably be expected to result in the waiver of privilege or to be commercially detrimental. Each of GSK, Pfizer and Haleon shall use all reasonable endeavours to ensure such access is provided within 10 Business Days from receipt of a written request. Notwithstanding anything else in this provision to the contrary, (i) each of the Parties is responsible for its own Tax reporting, (ii) the Haleon Group shall not be required to maintain its accounts according to U.S. Tax accounting principles; and (iii) any information provided to a Party pursuant to clause 13.15 shall be used solely for income and franchise Tax, and financial reporting purposes and will not be disclosed to any person for any other purpose.

13.16

Where one Party (the “Requesting Party”) makes any requests of another Party (the “Requested Party”) under clause 13.15, the first £150,000 of Costs to meet those requests as are incurred in any one calendar year shall be borne by the Requested Party, with the Requesting Party bearing any Cost in excess of such amount.

13.17

Each of GSK, Pfizer and Haleon shall (and shall procure, respectively, that the GSK Group Companies, Pfizer Group Companies and Haleon Group Companies shall) retain, for at least 6 years from Demerger Completion, such books, accounts and records (including any copies of legal or tax advice sought from third party advisers) as might reasonably be expected to be required by each other Party or any member of their Group (in each case) to ascertain its Tax position or that might reasonably be required for any of the purposes referred to in clause 13.13.

13.18	Nothing done by or at the request of Haleon pursuant to this clause 13 shall in any respect restrict or reduce any rights that:

(A)	GSK may have to make a claim against Haleon under this Deed in respect of any such GSK Tax Liability as is mentioned in clause 5.1; or

(B)	Pfizer may have to make a claim against Haleon under this Deed in respect of any such Pfizer Tax Liability as is mentioned in clause 5.3.

13.19

Nothing done by or at the request of GSK or Pfizer pursuant to this clause 13 shall in any respect restrict or reduce any rights that Haleon may have to make a claim against GSK under clause 2 or Pfizer under clause 3.

13.20

If a GSK Group Company or Pfizer Group Company comes into possession of any notice, letter or other document (by or on behalf of any Tax Authority or otherwise) which is addressed to, or otherwise solely relates to the Tax affairs of a Haleon Group Company, GSK or Pfizer (as applicable) shall, or shall procure, that such notice, letter or document is sent as soon as practicably possible to the relevant Haleon Group Company.

13.21	If a Haleon Group Company comes into possession of any notice, letter or other document (by or on behalf of any Tax Authority or otherwise) which is addressed to, or otherwise solely relates to the Tax affairs of a GSK Group Company or a Pfizer Group Company, Haleon shall, or shall procure, that such notice, letter or document is sent as soon as practicably possible to the relevant GSK Group Company or Pfizer Group Company.

13.22

The Parties agree and acknowledge that notwithstanding clause 14.1 of the Cosmos SCA, the provisions of clause 11.11 of the Cosmos SCA shall not continue after termination of the Cosmos SCA and, instead, this clause 13 shall apply.

No extension of Tax Authority time limits

13.23

Haleon shall not, and shall procure that each Haleon Group Company shall not, agree with any Tax Authority to waive or extend any Relevant Time Limit if such action concerns any Purchaser Parent Indemnified Taxes (as defined in the Cosmos SAPA) or any Tax for which GSK may be liable under this Deed without GSK’s prior written consent (such consent not with be unreasonably withheld or delayed).

13.24

Haleon shall not, and shall procure that each Haleon Group Company shall not, agree with any Tax Authority to waive or extend any Relevant Time Limit if such action concerns any Seller Indemnified Taxes (as defined in the Cosmos SAPA) or any Tax for which Pfizer may be liable under this Deed without Pfizer’s prior written consent (such consent not with be unreasonably withheld or delayed).

Disclaimer of elections

13.25	GSK shall procure that (except where requested in writing by Haleon or required by Law) after Demerger Completion no GSK Group Company:

(A)	amends, withdraws or disclaims any election or claim made before Demerger Completion; or

(B)	disclaims any allowance or Relief claimed before Demerger Completion,

in each case, which is reasonably likely to affect the liability to, or the right to repayment of, Tax of a Haleon Group Company.

13.26	Pfizer shall procure that (except where requested in writing by Haleon or required by Law) after Demerger Completion no Pfizer Group Company:

(A)	amends, withdraws or disclaims any election or claim made before Demerger Completion; or

(B)	disclaims any allowance or Relief claimed before Demerger Completion,

in each case, which is reasonably likely to affect the liability to, or the right to repayment of, Tax of a Haleon Group Company.

13.27	Haleon shall procure that (except where requested in writing by GSK or required by Law) after Demerger Completion no Haleon Group Company:

(A)	amends, withdraws or disclaims any election or claim made before Demerger Completion; or

(B)	disclaims any allowance or Relief claimed before Demerger Completion,

in each case, which is reasonably likely to affect the liability to, or the right to repayment of, Tax of a GSK Group Company.

13.28	Haleon shall procure that (except where requested in writing by Pfizer or required by Law) after Demerger Completion no Haleon Group Company:

(A)	amends, withdraws or disclaims any election or claim made before Demerger Completion; or

(B)	disclaims any allowance or Relief claimed before Demerger Completion,

in each case, which is reasonably likely to affect the liability to, or the right to repayment of, Tax of a Pfizer Group Company.

14.	Transfer Pricing

14.1

This clause 14 shall not apply in respect of a liability to Tax as a result of a Transfer Pricing Adjustment to the extent that the same falls within any of the circumstances mentioned in clause 4.1(L) or to the extent that any rights or liabilities in respect of the same have accrued under Clause 6 (Transfer Pricing) of the Cosmos SCA.

14.2

If and to the extent that GSK (or any person connected with GSK) or Pfizer (or any person connected with Pfizer) has or may have an increased liability to Tax as a result of a Transfer Pricing Adjustment in respect of which Haleon or any member of Haleon’s Group is able to claim a Compensating Adjustment, then:

(A)

Haleon shall, or shall procure that the relevant member of Haleon’s Group shall, if GSK or Pfizer (as the case may be) so requests, use reasonable commercial efforts to claim the Compensating Adjustment; and

(B)

if Haleon (or the relevant member of Haleon’s Group) receives or obtains a payment or other Relief which comprises or would not have arisen but for such Compensating Adjustment, then (as applicable) the amount of the payment received or the amount that the person concerned will save by virtue of the Relief (less any Costs of recovering or obtaining such payment or other Relief and any Tax actually suffered thereon) shall be paid by Haleon (or the relevant member of Haleon’s Group) by way of Balancing Payment to GSK (or the relevant person connected with GSK) or [Pfizer (or the relevant person connected with Pfizer)], as the case may be.

14.3

If and to the extent that Haleon (or any person connected with Haleon) has or may have an increased liability to Tax as a result of a Transfer Pricing Adjustment in respect of which GSK (or any member of GSK’s Group) or Pfizer (or any member of Pfizer’s Group) is able to claim a Compensating Adjustment, then:

(A)

as applicable, GSK shall (or shall procure that the relevant member of GSK’s Group shall) or Pfizer shall (or shall procure that the relevant member of GSK’s Group shall), if Haleon so requests, use reasonable commercial efforts to claim the Compensating Adjustment; and

(B)

if, as applicable, GSK (or a member of the GSK Group) or Pfizer (or a member of the Pfizer Group) receives or obtains a payment or other Relief which comprises or would not have arisen but for such Compensating Adjustment, then the lesser of the amount received or the amount that the person concerned will save by virtue of the payment or other Relief (less any Costs of recovering or obtaining such payment or other Relief and any Tax actually suffered thereon) shall be paid by, as applicable, GSK (or the relevant member of GSK’s Group) or [Pfizer (or the relevant member of Pfizer’s Group) by way of Balancing Payment to Haleon (or the relevant person connected with Haleon)].

14.4

A Balancing Payment to be made under clause 14.2 or clause 14.3 shall be made within 10 Business Days from the date on which notice setting out the amount due is received by the person that would be liable to make the Balancing Payment under clause 14.1 or clause 14.3 as applicable, or (if later):

(A)	in a case where the Relief referred to in clause 14.2(B) or clause 14.3(B) (as applicable) is a right to repayment of any Tax, 10 Business Days after such repayment is received; and

(B)

in a case where the Relief referred to in clause 14.2(B) or clause 14.3(B) (as applicable) is not a right to repayment of any Tax, the date which is 10 Business Days prior to the last day on which the person claiming the Compensating Adjustment would have been due to make an actual payment of Tax had it not been for such Relief.

14.5

In this clause 14 only, a person is “connected” with another person if they are connected with that other person for the purposes of the transfer pricing legislation in force in the territory in which a Transfer Pricing Adjustment is imposed, provided that Haleon and the Haleon Group shall be deemed not to be “connected” with either GSK or Pfizer.

15.	Tax Consolidations

15.1

To the extent that the same has not been done before Demerger Completion, GSK and Haleon shall (and shall procure that the members of their respective Groups shall) procure that any Haleon Group Company be removed from any GSK Tax Consolidation and any GSK Group Company be removed from any Haleon Tax Consolidation, with effect from, to the extent permitted by applicable Law, no later than Demerger Completion. GSK and Haleon shall co-operate with each other in respect of, and shall each keep each other fully informed of, all matters pertaining thereto, shall share copies of all material correspondence with any Tax Authority pertaining thereto and each shall notify the other as soon as reasonably practicable when such removal has become effective.

15.2

For any Tax Periods (or parts of Tax Periods) up to and including the Tax Period (or part Tax Periods) in which the Tax Consolidations are split as mentioned in clause 15.1, GSK and Haleon shall (and shall procure that the members of their respective Groups shall) prepare and submit all Tax Returns and discharge Tax liabilities of each GSK Tax Consolidation and Haleon Tax Consolidation (as applicable) according to their normal and ordinary course practice.

15.3

In respect of any period in which a Haleon Group Company is or has been a member of a GSK Tax Consolidation, and unless the same is inconsistent with normal and ordinary course practice, Haleon shall procure that the relevant Haleon Group Company pays to the appropriate GSK Group Company, an amount in respect of any liability to Tax which the relevant GSK Group Company is primarily responsible for paying or discharging on behalf of, or in respect of Income, Profits or Gains of, or Events undertaken by, that Haleon Group Company except to the extent that:

(A)	such contribution has already been made prior to Demerger Completion; or

(B)

Haleon would (ignoring any limitations on liability under clause 4.8) be entitled to make a valid claim under clause 2.1 of this Deed or Section 6.5(d)(ii) of the Cosmos SAPA in respect of such payment (if it were a liability to Tax of a Haleon Group Company) and, for the avoidance of doubt, no such claim shall be made by Haleon to the extent that such Tax or payment is borne and discharged by a GSK Group Company.

15.4

In respect of any period in which a GSK Group Company is or has been a member of a Haleon Tax Consolidation, and unless the same is inconsistent with normal and ordinary course practice, GSK shall procure that the relevant GSK Group Company pays to the appropriate Haleon Group Company, an amount in respect of any liability to Tax which the relevant Haleon Group Company is primarily responsible for paying or discharging on behalf of, or in respect of Income, Profits or Gains of, or Events undertaken by, that GSK Group Company except to the extent that:

(A)	such contribution has already been made prior to Demerger Completion; or

(B)

GSK would (ignoring any limitations on liability under clause 6.4) be entitled to make a valid claim under clause 5.1 of this Deed (if it were a liability to Tax of a GSK Group Company) and, for the avoidance of doubt, no such claim shall be made by GSK to the extent that such Tax or payment is borne and discharged by a Haleon Group Company.

15.5

Haleon shall, or shall procure that each Haleon Group Company which is included in a US State Joint Tax Return shall, pay to GSK (or the relevant GSK Group Company which files the US State Joint Tax Return in question) an amount equal to A multiplied by B, where:

(A)	“A” is equal to the relevant Haleon Group Company’s separate taxable income divided by the sum of the separate taxable income of all members with positive separate taxable income; and

(B)	“B” is equal to the total amount of Tax due, as shown on the US State Joint Tax Return,

for these purposes the term “separate taxable income” having the meaning given in US Treas. Reg. Section 1.1502-12 (or, as applicable, any similar provision of state or local laws or regulations). Payment shall not be required under this clause 15.5 to the extent that:

(i)	such payment has already been made prior to Demerger Completion; or

(ii)

Haleon would (ignoring any limitations on liability under clause 4.8) be entitled to make a valid claim under clause 2.1 of this Deed or Section 6.5(d)(ii) of the Cosmos SAPA in respect of such payment (if it were a liability to Tax of a Haleon Group Company) and, for the avoidance of doubt, no such claim shall be made by Haleon to the extent that such Tax or payment is borne and discharged by a GSK Group Company.

15.6

Payments under clause 15.3 and clause 15.4 shall be made 10 Business Days before the date or dates on which the Tax is due and payable to the appropriate Tax Authority for that period or otherwise on such date is consistent with normal and ordinary course practice. Payments under clause 15.5 shall be made on or before the date which falls 20 Business Days after the date or dates on which the Tax is due and payable to the appropriate Tax Authority.

15.7	Without prejudice to the remainder of this clause 15 or clause 13:

(A)	GSK shall be responsible for the conducting correspondence with the applicable Tax Authority in respect of:

(i)	each GSK Tax Consolidation mentioned in clause 15.1; and

(ii)	each US State Joint Tax Return,

following Demerger Completion; and

(B)	Haleon shall be responsible for the conducting correspondence with the applicable Tax Authority for each Haleon Tax Consolidation mentioned in clause 15.1,

provided in all cases that GSK and Haleon shall (or shall procure that the members of their respective Groups shall) keep each other fully informed of any matter relating thereto that affects a member of the other Group, including promptly sharing all related correspondence received from a Tax Authority (or appropriate portions thereof). GSK and Haleon shall co-operate in good faith in order to agree how to resolve any such matter and shall (and shall procure that the members of their Groups shall) take into account any reasonable comments of the other Group in relation thereto.

16.	Post-Demerger Completion Conduct

16.1

Haleon shall not, and shall procure that each member of the Haleon Group shall not, undertake or effect any action described in Part A of Schedule 1 save that Haleon shall be permitted to take any action outlined in paragraph 3 in Part A of Schedule 1 provided that, prior to taking such action, Haleon shall have obtained (i) a tax opinion in form and substance reasonably satisfactory to GSK, (ii) a private letter ruling, including any required supplemental ruling, from the U.S. Internal Revenue Service in form and substance reasonably satisfactory to GSK, or (iii) GSK shall have waived in writing the requirement to obtain such tax opinion or private letter ruling.

16.2

(A)

Haleon shall not, and shall procure that each member of the Haleon Group shall not, undertake or effect any action outlined in paragraph 2 to paragraph 7 (inclusive) in Part B of Schedule 1 save that Haleon shall be permitted to take any such action provided that, prior to taking such action, Haleon shall have obtained (i) a tax opinion in form and substance reasonably satisfactory to Pfizer, (ii) a private letter ruling, including any required supplemental ruling, from the U.S. Internal Revenue Service in form and substance reasonably satisfactory to Pfizer, or (iii) Pfizer shall have waived in writing the requirement to obtain such tax opinion or private letter ruling. For the avoidance of doubt, paragraph 3 in Part B of Schedule 1 is a representation as to current plan or intention only and not a restriction on any actions of Haleon or any member of the Haleon Group.

(B)

Prior to taking any action outlined in paragraph 8 in Part B of Schedule 1, Haleon shall use commercially reasonable efforts to consult with Pfizer prior to such action to the extent it is not described in Schedule 2, provided further that nothing in this clause 16.2 shall interfere with the timing of any such transaction or Haleon’s ability to pursue any such transaction in the manner and according to the schedule determined by Haleon in its sole discretion.

16.3

[The first [***] of Costs which are incurred by the Haleon Group [in any one calendar year] in respect of the preparation and submission of any incremental Tax Returns or the provision of information or other similar administrative requirements in each case arising directly as a consequence of any of the matters listed in Part A of Schedule 1 shall be borne by such Haleon Group Companies, with GSK bearing any Cost in excess of such amount.]

16.4

[The first [***] of Costs which are incurred by the Haleon Group [in any one calendar year] in respect of the preparation and submission of any incremental Tax Returns or the provision of information or other similar administrative requirements in each case arising directly as a consequence of any of the matters listed in Part B of Schedule 1 shall be borne by such Haleon Group Companies, with Pfizer bearing any Cost in excess of such amount.]]

16.5

Each of GSK and Haleon will co-operate and liaise with each other to agree appropriate procedures and controls to be established within their respective Groups from Demerger Completion with the purpose of identifying, before they are made:

(A)	any payments or transfers of money’s worth:

(i)	by any GSK Group Company to any Haleon Group Company, any shareholder in Haleon or any shareholder in GSK or any other GSK Group Company; or

(ii)	by any Haleon Group Company to any GSK Group Company, any shareholder in GSK or any shareholder in Haleon or any other Haleon Group Company; or

(B)	any assumptions of liability:

(i)	by any GSK Group Company from any Haleon Group Company, any shareholder in Haleon or any shareholder in GSK or any other GSK Group Company; or

(ii)	by any Haleon Group Company from any GSK Group Company, any shareholder in GSK or any shareholder in Haleon or any other Haleon Group Company,

which in any such case may potentially constitute a Chargeable Payment in relation to the Demerger and will co-operate and liaise with each other in relation thereto, including by obtaining appropriate professional advice in relation to such payments, transfers or assumptions and, where appropriate, by seeking advance clearance from HM Revenue & Customs (“HMRC”) to ensure that such payments, transfers or assumptions do not constitute Chargeable Payments, provided in each case that if a Haleon Group Company or a GSK Group Company intends to take any action which may potentially constitute a Chargeable Payment but which Haleon or GSK (respectively) reasonably believes HMRC have cleared as not being a chargeable payment pursuant to a prior advance clearance, Haleon or GSK (respectively) shall not be required to liaise with the other in relation thereto prior to taking the relevant action.

17.	Project Cosmos

17.1	The Parties agree that, in view of GSKCHHL and JVCo ceasing to be controlled by GSK as a result of the Demerger, it is necessary to amend the Cosmos SAPA as follows.

Definitions in the Cosmos SAPA

17.2	The Parties agree to amend Section 1.1 (Definitions) of the Cosmos SAPA by adding the following definitions, each to be effective as at Demerger Completion:

“Argentina Manufacturing Business” shall have the meaning set forth in the Argentina NEBA;

“Argentina NEBA” shall have the meaning set forth in the SCIA;

“Demerger Completion” shall have the meaning set forth in the SCIA;

“Gold Tax Covenant” shall have the meaning given to the term “Tax Covenant” as set forth in the SCIA;

“Gold Transaction Documents” shall have the meaning given to the term “Transaction Documents” as set forth in the SCIA;

“Purchaser Parent Indemnifiable Tax Return” shall have the meaning set forth in Section 6.5(a)(iiA);

“Purchaser Pre-Closing Separate Tax Return” shall mean any Tax Return of the Purchaser or any of its Subsidiaries or their Subsidiaries (excluding the Conveyed Subsidiaries and their Subsidiaries) for any Pre-Closing Tax Period other than any Straddle Period;

“Purchaser Straddle Period Tax Return” shall mean any Tax Return of the Purchaser or any of its Subsidiaries or their Subsidiaries (excluding the Conveyed Subsidiaries and their Subsidiaries) for a Straddle Period;

“SCIA” shall mean the Separation Co-operation and Implementation Agreement dated [●] and entered into between GSK, Pfizer, Haleon, JVCo, GSKCHHL and PFCHHL;

Preparation and Filing of Tax Returns

17.3	The Parties agree to amend the terms of Section 6.5(a) (Preparation and Filing of Tax Returns) of the Cosmos SAPA as follows, each such amendment to be effective as at Demerger Completion.

(A)	An additional Section 6.5(a)(iiA) shall be added immediately beneath Section 6.5(a)(ii) as follows.

“ (iiA)    Any Tax Return (or relevant portion thereof) of Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries after Closing) that includes or reflects (or is required to include or reflect) Purchaser Parent Indemnified Taxes for which Purchaser Parent would reasonably be expected to be liable pursuant to this Agreement (any such Tax Return, or relevant portion thereof, a “Purchaser Parent Indemnifiable Tax Return”) shall be delivered by Purchaser to Purchaser Parent for its review, comment and approval, at least thirty (30) days, in the case of Income Tax Returns, and fifteen (15) days, in the case of non-Income Tax Returns prior to the due date for the filing of such Purchaser Parent Indemnifiable Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Purchaser Parent is responsible pursuant to Section 6.5(d)(ii) and a copy of such Purchaser Parent Indemnifiable Tax Return, together with any additional information that Purchaser Parent may reasonably request. Purchaser Parent shall have the right to review such Purchaser Parent Indemnifiable Tax Return, statement and any additional information prior to the filing of such Purchaser Parent Indemnifiable Tax Return, and Purchaser shall reflect on such Purchaser Parent Indemnifiable Tax Return, as filed, any reasonable comments submitted by Purchaser Parent at least fifteen (15) days, in the case of Income Tax Returns, and five (5) days, in the case of non-Income Tax Returns, prior to the due date of such Purchaser Parent Indemnifiable Tax Return (taking into account any applicable extensions) to the extent any such comments would not be reasonably expected to result in Purchaser or its Subsidiaries being liable for any material Taxes that are not Purchaser Parent Indemnified Taxes for which Purchaser Parent is liable pursuant to this Agreement. Purchaser Parent shall, at least three (3) days before any Tax Return that Purchaser is obligated to file is due, pay Purchaser (or a Subsidiary of Purchaser designated by Purchaser) the amount of Taxes shown as due thereon to the extent any such Taxes are Purchaser Parent Indemnified Taxes.”.

(B)	An additional Section 6.5(a)(iiiA) shall be added immediately beneath Section 6.5(a)(iii) as follows.

“ (iiiA)    Neither Purchaser nor any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) shall amend or revoke any Purchaser Pre-Closing Separate Tax Return or Purchaser Straddle Period Tax Return, or agree to any waiver or extension of the statute of limitations, relating to Taxes with respect to Purchaser or any of its Subsidiaries (or any Subsidiary thereof) for a Pre-Closing Tax Period, without the prior written consent of Purchaser Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Upon Purchaser Parent’s reasonable request, at the sole cost and expense of Purchaser Parent, Purchaser shall file, or cause to be filed, any amended Purchaser Pre-Closing Separate Tax Return in the form and substance reasonably requested by Purchaser Parent and in a manner consistent with the past practices of the applicable Subsidiary of Purchaser (or its Subsidiary) (other than as required as a result of the Purchaser Internal Restructurings), except to the extent that there is not at least a “more likely than not” basis for a position under applicable Law, provided that Purchaser shall not be required to file any such amended Tax Return to the extent it would reasonably be expected to result in Purchaser or its Subsidiaries being liable for any material Taxes that are not Purchaser Parent Indemnified Taxes for which Purchaser Parent is liable pursuant to this Agreement or otherwise result in commercial consequences that materially and adversely affect Purchaser.”.

Tax indemnification provisions under the Cosmos SAPA

17.4	The Parties agree to amend the terms of Section 6.5(d) (Tax Indemnification) of the Cosmos SAPA as follows, such amendment to be effective as at Demerger Completion.

(A)	An additional provisos shall be added to the existing Section 6.5(d)(ii) as marked below.

“...; provided that Purchaser Parent shall not be required to indemnify or hold harmless any Purchaser Tax Indemnified Party from and against any liability for (AA) Taxes attributable to any action taken after Demerger Completion by Purchaser, or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries), or any transferee of Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries), other than any such action that (1) is in the ordinary course of business, (2) is expressly permitted or contemplated by this Agreement, or (3) is required to be taken in order to comply with applicable Law or as a result of a change in applicable Law, (A) Taxes attributable to any action taken after Closing by Seller Parent or any of its Affiliates...”.

“...~~or~~ (D) Taxes for which Seller Parent is responsible under Section 6.5(d)(i), or (E) any Taxes of Argentina S.A. in respect of the Argentina Manufacturing Business to the extent arising on or after, or referable to any period on or after, the “Commencement Date” (as that term is defined in the Argentina NEBA).”.

Conduct of Tax Authority Claims relevant to the Cosmos SAPA

17.5	The Parties agree to amend the terms of Section 6.5(e) (Tax Contests) of the Cosmos SAPA as follows, such amendments to be effective as at Demerger Completion.

(A)	A new Section shall be inserted immediately beneath the current Section 6.5(e)(ii) as follows.

“(iiA)    With respect to any Tax Claim within Section 6.5(e)(ii), Seller Parent shall also (x) notify Purchaser Parent of any material development with respect to any such Tax Proceeding, (y) provide Purchaser Parent with copies of any material documents submitted in connection with such Tax Proceeding and (z) notify Purchaser Parent regarding any material action to be taken by Seller Parent with respect to such Tax Proceeding (and take Purchaser Parent’s comments into consideration in good faith), in each case, solely to the extent relating to matters or aspects of such Tax Proceeding that would reasonably be expected to materially increase any Purchaser Parent Indemnified Taxes or any liability of the Purchaser Parent under the Gold Tax Covenant.”.

(B)	A new Section shall be inserted immediately beneath Section 6.5(e)(iiA) (as inserted by clause 17.5(A)) as follows.

“(iiB)    With respect to any Tax Claim relating to Purchaser or any Subsidiary thereof (other than the Conveyed Subsidiaries and their Subsidiaries) for any Tax period ending on or before the Closing Date, to Purchaser Parent (or any Subsidiary thereof) for any taxable period, or with respect to a Purchaser Parent Combined Tax Return, Purchaser Parent shall control all Tax Proceedings and shall make all decisions taken in connection with such Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may either pay the applicable Tax Liability and sue for a refund or contest the Tax Claim; provided, that in the case of such Tax Proceeding with respect to a Tax Return of Purchaser or a Subsidiary thereof (other than a Conveyed Subsidiary or Subsidiary thereof) other than a Purchaser Parent Combined Tax Return, Purchaser Parent shall not settle such Tax Proceeding if doing so would reasonably be expected to materially increase the Tax Liability of Purchaser or its Subsidiaries (including the Conveyed Subsidiaries and any Subsidiary thereof after the Closing), taking into account any indemnification for Tax Liabilities under this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. In the case of any such Tax Proceeding with respect to Purchaser or a Subsidiary thereof (other than the Conveyed Subsidiaries and their Subsidiaries), Purchaser Parent shall (x) notify Purchaser of any material development with respect to any such Tax Proceeding, (y) provide Purchaser with copies of any material documents submitted in connection with such Tax Proceeding and (z) notify Purchaser regarding any material action to be taken by Purchaser Parent with respect to such Tax Proceeding (and take Purchaser’s comments into consideration in good faith), in each case, solely to the extent relating to matters or aspects of such Tax Proceeding that would reasonably be expected to materially increase the Tax Liability of Purchaser or a Subsidiary thereof (other than the Conveyed Subsidiaries and their Subsidiaries) in a Post-Closing Tax Period ”.

(C)	A new Section shall be inserted immediately beneath the Section 6.5(e)(iiB) (as inserted by clause 17.5(B)) as follows.

“(iiC)    With respect to any Tax Claim within Section 6.5(iiB), Purchaser Parent shall also (x) notify Seller Parent of any material development with respect to any such Tax Proceeding, (y) provide Seller Parent with copies of any material documents submitted in connection with such Tax Proceeding and (z) notify Seller Parent regarding any material action to be taken by Purchaser Parent with respect to such Tax Proceeding (and take Seller Parent’s comments into consideration in good faith), in each case, solely to the extent relating to matters or aspects of such Tax Proceeding that would reasonably be expected to materially increase any Seller Indemnified Taxes or any liability of the Seller Parent under the Gold Tax Covenant.”.

(D)	A new Section shall be inserted immediately beneath the current Section 6.5(e)(iii) as follows.

“(iiiA)    Section 6.5(e)(iii) above shall apply in the case of any Tax Proceeding relating to Taxes of Purchaser or its Subsidiaries (other than the Conveyed Subsidiaries (and their Subsidiaries)) for any Straddle Period, and for such purposes any reference to “Seller Parent” shall be replaced with a reference to “Purchaser Parent.”.

(E)	The existing Section 6.5(e)(iv) shall be amended as marked below.

“Except as otherwise provided herein, Purchaser shall control all Tax Proceedings with respect to Purchaser and its Subsidiaries (including the Conveyed Subsidiaries (and their Subsidiaries)) for any taxable period beginning after the Closing Date and any Tax Proceeding with respect to Purchaser or any of its Affiliates relating to (x) any Seller Indemnifiable Tax Return or (y) any Purchaser Parent Indemnifiable Tax Return; provided that (in relation to a Seller Indemnifiable Tax Return) Seller Parent or (in relation to a Purchaser Parent Indemnifiable Tax Return) Purchaser Parent, shall be deemed to be a Non-Controlling Party (with the rights described in Section 6.5(e)(iii) or Section 6.5(e)(iiiA) as the case may be) with respect to any such Tax Proceeding if the resolution of any such Tax Proceeding would reasonably be expected to materially increase the Tax Liability of a Purchaser or any of its Subsidiaries (including any Conveyed Subsidiary (or a Subsidiary thereof)) in a Pre-Closing Tax Period or (as applicable) the amount of indemnification for which Seller Parent is responsible pursuant to Section 6.5(d)(i) or for which Purchaser Parent is responsible pursuant to Section 6.5(d)(ii).”.

(F)

The existing Section 6.5(e)(v) shall be amended by inserting “(or Purchaser Parent and its Affiliates, as the case may be)” after the words “Seller Parent and its Affiliates” where they first appear in the provision.

Other

17.6

Neither GSK nor Pfizer shall be liable under Section 6.5(d) of the Cosmos SAPA in respect of an individual claim for less than [***], but once the amount of any such claim has exceeded such sum, GSK or Pfizer (as applicable) shall be liable in respect of the full amount of such claim and not only the amount by which such sum is exceeded. For the purposes of this clause 17.6, individual claims arising out of the same or substantially the same matters, facts or circumstances shall be aggregated so as to be treated as a single claim.

18.	Anti-hybrid rules and interest restriction rules

18.1

Subject to Clause 18.2, Clauses 7.1 to 7.5 of the Cosmos SCA and any relevant definitions shall be treated as continuing to apply in respect of any period or part period prior to Demerger Completion as though those provisions of the Cosmos SCA (and any related definitions) had remained in effect, and as though references to “Company” and “Company’s Group” therein were references to “Haleon” and “Haleon Group”, respectively, as defined in this Deed as the context demands.

18.2

Pfizer shall have no liability in respect of any claim under Clauses 7.1 to 7.5 of the Cosmos SCA unless and until the aggregate amount of Pfizer’s liability thereunder in the absence of this clause 18.2 would have exceeded [***], in which event Pfizer shall thereafter be liable for such amounts which exceed that [***] threshold (and not for the full amount of such claim or claims) up to a total liability of Pfizer of [***].

19.	Miscellaneous

19.1

Save where required to be made on an after-Tax basis (in which case clause 1.2(O) shall apply), payments due to be made under this Deed shall be made free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by Law. If any deductions or withholdings are required by Law, the paying party shall be obliged to pay such sum as will, after such deduction, withholdings, set-off or counter-claim has been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

19.2

Where any party to this Deed is required, as a result of clause 1.2(O) or clause 19.1 to increase any payment it would otherwise be required to make, the additional amount payable as a result of clause 1.2(O) or clause 19.1 (as applicable) shall not exceed what it would have been had the recipient been resident for all Tax purposes solely in its jurisdiction of incorporation (and not had a permanent establishment or other taxable presence in any other place).

19.3

Any payment made by a Party under this Agreement shall (so far as legally permitted) be treated as an adjustment to the consideration for the shares transferred pursuant to the Demerger Agreement or applicable Exchange Agreement to the extent of the payment.

19.4

Where it is agreed or determined that an amount is payable by one Party to another in respect of any covenant, balancing payment or indemnity given under this Deed, the SCIA, an Exchange Agreement or the Demerger Agreement, those Parties shall consult in good faith for a period of not less than 10 Business Days (or such longer or shorter period as the affected Parties may agree, and without prejudice to clause 9 and clause 19.5) with a view to agreeing an acceptable arrangement for satisfying the obligation to pay the amount so claimed in an efficient manner that does not prejudice the Parties’ or their Groups’ respective interests. Without limitation, and by way of example only, the Parties may consider directing that payments are not made by one Party to the other but instead are made by a subsidiary within the paying Party’s Group to a subsidiary within the recipient Party’s Group. If the affected Parties fail to agree on any particular manner of payment during the course of such consultations (but not before), the Party which is liable to make the payment shall make that payment in cash in accordance with the remaining terms of this Deed.

19.5

[Unless otherwise agreed in writing between the Party obliged to make and the Party entitled to receive the payment in question, payments under this Deed shall be made in Sterling. Where the underlying matter giving rise to a claim under this Deed comprises an amount which is or would not be in Sterling, the Sterling equivalent shall be determined based on the Bloomberg BFIX rate in effect as of 3:00 pm (London time) two (2) Business Days preceding the date of the written notice given for such claim.]

19.6

Payments due to be made under this Deed shall, if not paid within thirty (30) days of the due date, and except to the extent the liability giving rise to the payment compensates the recipient for late payment by virtue of its extending to interest and penalties, carry interest at a rate of (i) two (2) per cent. above the base lending rate from time to time of the Bank of England, or (ii) if such base lending rate is less than zero, at two (2) per cent. (the “Agreed Rate”) for the period from the date falling thirty (30) days after the due date to the date of actual payment.

19.7

This Deed is conditional on the passing of the Demerger Resolution and the Related Party Transactions Resolution by GSK Shareholders at the GSK General Meeting (as all such terms are defined in the Demerger Agreement).

19.8	Save for those provisions expressly stated to come into effect at a different time, this Deed shall come into effect from Demerger Completion.

19.9

The provisions of clauses [16] (Confidentiality), [22] (Notices), [25] (Assignment), [26] (Remedies and Waivers), [27] (Variation), [30] (Invalidity), [32] (Counterparts), [33] (Language) and [35] (Agent for Service) of the SCIA shall apply for the purposes of this Deed as if set out herein in full mutatis mutandis.

20.	Costs and Expenses

20.1	Each Party agrees to the apportionment of Costs as set out in clause [19] [(Costs and Expenses)] of the SCIA.

20.2

In relation to any Costs not addressed by clause 20.1, except as otherwise set out in this Deed, the Cosmos SHA or the SCIA, each Party shall pay its own Costs incurred in relation to the negotiation, preparation, execution and carrying into effect of this Deed.

21.	Governing Law and Jurisdiction

21.1

This Deed is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

21.2	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed. Any Proceedings shall be brought only in the courts of England.

21.3

Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

Schedule 1

Post-Demerger Completion Conduct

Part A

1	At the time of Demerger Completion, neither Haleon nor any member of the Haleon Group shall have any current plan or intention to:

(A)

sell, dispose, or otherwise transfer any of the assets of the ATB Companies other than (i) in the ordinary course of business, (ii) to another member of the Separate Affiliated Group of Haleon, (iii) cash paid to acquire assets from unrelated person in arm’s length transaction, or (iv) cash paid to effect a mandatory or optional repayment of indebtedness of Haleon or any member of the Haleon Group. For these purposes, Haleon’s “Separate Affiliated Group” shall mean one or more chains of entities which are classified as corporations for U.S. federal income tax purposes connected through share ownership with Haleon in which (i) Haleon owns directly, for U.S. federal income tax purposes, stock of at least one other member of the group (a) possessing at least 80 per cent. of the voting power of the stock of such member and (b) having a value equal to at least 80 per cent. of the total value of the stock of such member and (ii) one or more members of the group own directly, for U.S. federal income tax purposes, stock of each other member of the group (except Haleon) (a) possessing at least 80 per cent. of the voting power of the stock of such member and (b) having a value equal to at least 80 per cent. of the total value of the stock of such member. For purposes of determining share ownership, the term “stock” does not include stock that (1) is not entitled to vote, (2) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (3) has redemption and liquidation rights that do not exceed the issue price of such stock (except for a reasonable redemption premium or liquidation premium), and (4) is not convertible into another class of stock;

(B)	sell, dispose, or otherwise transfer any equity interest in any of the ATB Companies;

(C)

change the U.S. federal income tax classification of any of the ATB Companies, including through the issuance of additional equity interests in any ATB Company that is a disregarded entity for U.S. federal income tax purposes to an entity other than its sole owner for U.S. federal income tax purposes;

(D)

fail to continue the conduct of the significant management and operational activities of the ATB Companies with employees of GlaxoSmithKline Consumer Healthcare (UK) Trading Limited and other ATB Companies and members of Haleon’s Separate Affiliated Group in a substantially similar manner as they were conducted during the five-year period preceding the Demerger (taking into account the activities of (i) GlaxoSmithKline Caribbean Limited in the case of

GlaxoSmithKline Panama S.A. (“GSK Panama”), GSK CH Caricam Sociedad de Responsabilidad Limitada, and GSK Consumer Healthcare Trinidad and Tobago Limited and (ii) GlaxoSmithKline Pte Ltd. in the case of GlaxoSmithKline Consumer Healthcare Vietnam Company Limited); or

(E)

adopt a plan or enter into any agreement to do any of the actions set forth in the foregoing paragraphs (A) through (D) (any action described in clauses (A) through (E), a “Potential CH ATB Restructuring”).

2	At the time of the Demerger Completion, neither Haleon nor any member of the Haleon Group shall have any current plan or intention to:

(A)

voluntarily merge, consolidate, liquidate, or dissolve (including for U.S. federal income tax purposes) Haleon, GSKCHHL, JVCo, GlaxoSmithKline Consumer Healthcare Holdings (US) Inc. (“GSKCHH-US”), SmithKline Beecham Research Limited (“SBRL”), or Sterling Products International, Inc. (“SPII”);

(B)	convert Haleon, GSKCHHL, JVCo, GSKCHH-US, SBRL, or SPII into another form of entity or to change its classification for U.S. federal income tax purposes;

(C)	take any action that would result in the involuntary merger, liquidation, bankruptcy, dissolution, or winding up of the affairs of Haleon, GSKCHHL, JVCo, GSKCHH-US, SBRL, or SPII;

(D)	change the direct ownership of GSKCHHL, JVCo, GSKCHH-US, or SPII other than through transactions that are disregarded for U.S. federal income tax purposes;

(E)

transfer assets owned, directly or indirectly, by any member of the GSKCHH-US Consolidated Group to a related person that is also not a member of the GSKCHH-US Consolidated Group, other than in the ordinary course of business (and for these purposes the “GSKCHH-US Consolidated Group” means the affiliated group of U.S. corporations of which GSKCHH-US is the common parent that join in the filing of a consolidated U.S. federal income tax return); or

(F)	transfer assets owned, directly or indirectly, by SPII to a related person, other than in the ordinary course of business; or

(G)

issue or transfer shares to any member of the Pfizer Group that would result in the Pfizer Group, in the aggregate, directly or indirectly owning more than 50 percent of the stock (by vote or value) of any member of the Haleon Group (any action described in paragraphs (A) through (G) above, a “Restricted US Transfer”).

3	Prior to the two-year anniversary of the Demerger Completion, neither Haleon nor any member of the Haleon Group shall take any action (including the adoption of a plan or arrangement) to effect any:

(A)	Potential CH ATB Restructuring;

(B)	Restricted US Transfer; or

(C)

redemption or other repurchase, directly or through any member of the Haleon Group, of any Haleon shares (or of rights to acquire any Haleon shares) after the Demerger, other than repurchases or redemptions of widely held Haleon shares that (i) are made in the open market, (ii) are motivated by a non-U.S. federal income tax purpose and (iii) in the aggregate, do not exceed 20 percent of the outstanding Haleon shares. For purposes of this provision, a redemption or other repurchase includes acquisitions of Haleon shares by any trusts that are maintained by any member of the Haleon Group for the purpose of satisfying equity compensation awards to employees of the Haleon Group (other than pursuant to a direct subscription for such shares by any such trusts from Haleon).

Part B

1	In this Part B the following expressions shall have the following meanings:

“Haleon NVPS”	has the meaning given to the term “Haleon NVPS” in the Pfizer Exchange Agreement;

“Haleon NVPS Holder”	means the person who purchases the Haleon NVPS from a Pfizer Group Company and any subsequent holder of such stock;

“NVPS Sale”	has the meaning given to the term “NVPS Sale” in the Pfizer Exchange Agreement; and

“Code”	means the U.S. Internal Revenue Code of 1986, as amended.

2

Neither Haleon nor any member of the Haleon Group shall (i) at the time of the Demerger Completion, have any current plan or intention to, and (ii) prior to the two-year anniversary of the Demerger Completion, cause or permit:

(A)

GSK Consumer Healthcare Holdings (No.1) Limited (“GSKCHH 1”) or GSKCHH 3 to (i) issue new shares of stock (whether or not in exchange for property), (ii) reacquire (or redeem or cancel, whether or not in exchange for property) or convert (or recapitalize) any of its outstanding shares of stock, or (iii) amend its organization documents to take any other action affecting the voting rights of its outstanding shares of stock;

(B)	Any of the equity interests in GSKCHH-US to be recapitalized into a different class of equity;

(C)	GSKCHH-US to reacquire (or redeem or cancel, whether or not in exchange for property) or convert (or recapitalize) any of its issued and outstanding preferred stock;

(D)

GSK Panama or GSKCHH-US to acquire any of the outstanding shares of GSKCHH 1 common stock or GSKCHH 3 common stock or GSKCHH-US to dispose of any of its shares of nonvoting preferred shares of GSKCHH 1 (“GSKCHH 1 NVPS”) or GSKCHH 3 (“GSKCHH 3 NVPS”);

(E)	GSK Panama or GSK Consumer Healthcare Holdings (No.7) Limited (“GSKCHH 7”) to reacquire any of the GSKCHH 1 NVPS or GSKCHH 3 NVPS;

(F)

To take any action that would result in the involuntary merger, liquidation, bankruptcy, dissolution, or winding up of the affairs of GSKCHH 1, GSKCHH 3, GSKCHH-US, or GSKCHH 7, or otherwise cease such entity’s legal existence;

(G)

GSKCHH 1, GSKCHH 3, GSKCHH 7, Consumer Healthcare Intermediate Holdings Ltd., or Consumer Healthcare Holdings Ltd. to liquidate, combine with another entity (whether in a reorganization or otherwise), convert into another form of entity or change its classification for U.S. federal income tax purposes; or

(H)

GSKCHH 7 to sell, exchange, or otherwise dispose of, except in the ordinary course of business, any of its (i) equity interests in GSKCHH 1, (ii) equity interests in GSKCHH 6, (iii) equity interests in Ferrosan ApS, or (iv) equity interests in SBRL.

3	Neither Haleon nor any member of the Haleon Group shall, as of the time of the Demerger Completion, have any current plan or intention to contribute any property to GSKCHH-US Inc.

4

Haleon will not and will not cause any of its affiliates to discharge GSKCHH 1’s obligation on the notes issued by GSKCHH1 to JVCo on November 22, 2021 (“GSKCHH 1 Notes”) prior to maturity, whether via a contribution of the GSKCHH 1 Notes by JVCo (or any affiliated entity) to the capital of GSKCHH 1 or otherwise, or to take any other action that would result in the cancellation of the GSKCHH 1 Notes, other than payments in accordance with the terms of the GSKCHH 1 Notes.

5

Neither Haleon nor any member of the Haleon Group shall (i) at the time of the NVPS Sale, have any current plan or intention to, and (ii) prior to the five-year anniversary of the NVPS Sale, cause or permit:

(A)	An amendment of the terms, or any other action affecting the voting rights (or lack thereof), of the Haleon NVPS;

(B)

The Haleon NVPS to be reacquired (or redeemed or cancelled, whether or not in exchange for property) or converted (or recapitalized), except for a redemption pursuant to the terms, as of issuance, of the Haleon NVPS; or

(C)	An issuance of any (A) additional shares of the Haleon NVPS or (B) additional nonvoting stock that may be treated as the same class of stock as the Haleon NVPS.

6	Prior to the two-year anniversary of the Demerger Completion, neither Haleon nor any member of the Haleon Group shall take any action (including the adoption of a plan or arrangement) to:

(A)	voluntarily merge, consolidate, liquidate, or dissolve (including for U.S. federal income tax purposes) JVCo;

(B)

convert JVCo into another form of entity or to change its classification for U.S. federal income tax purposes (including, for the avoidance of doubt, as a result of a contribution of the equity interests in JVCo to an entity classified as a corporation for U.S. federal income tax purposes);

(C)	take any action that would result in the involuntary merger, liquidation, bankruptcy, dissolution, or winding up of the affairs of JVCo; or

(D)

change the direct ownership for U.S. federal income tax purposes (including by contribution or redemption) of JVCo other than through transactions that are disregarded for U.S. federal income tax purposes.

7

Prior to the later of (i) the two-year anniversary of the Demerger Completion and (ii) the first day of the succeeding U.S. federal income tax year of the relevant member of the Haleon Group after the first taxable year in which Pfizer or any member of Pfizer’s Group would no longer be subject to the PFIC rules under Sections 1291 to 1298 of the Code if Haleon or any member of the Haleon Group were to constitute a PFIC (as defined in Section 1297 of the Code), Haleon will use commercially reasonable efforts to cause Haleon and each member of the Haleon Group not to constitute a PFIC.

8

An action is outlined in this paragraph 8 if, prior to the later of (i) the two-year anniversary of the Demerger Completion and (ii) the first day of the succeeding U.S. federal income tax year of the relevant member of the Haleon Group after the first taxable year in which neither Pfizer nor any member of Pfizer’s Group constitutes a “United States shareholder” as defined in Section 951(b) of the Code of such member of the Haleon Group, a member of the Haleon Group shall:

(A)

Take any action or series of related actions outside the ordinary course of business (including a change in the entity classification of any member of the Haleon Group for U.S. federal, state or local tax purposes), which would reasonably be expected to cause any member of the Haleon Group, or any member of the Pfizer Group, to recognize a material amount of income under Section 951(a) or 951A(a) of the Code.

(B)

Acquire any material asset outside the ordinary course of business that constitutes “United States property” within the meaning of Section 956 of the Code (including by entering into credit support arrangements that are treated as investments in “United States property” within the meaning of Section 956 of the Code) and that would reasonably be expected to give rise to a material gross income inclusion to any member of the Pfizer Group under Section 951(a)(1)(B) of the Code.

Schedule 2

White List

(A)	Any transaction, arrangement or agreement with, or disposition, transfer, sale, exchange or disposal to, or acquisition from, a third party for cash;

(B)

Any transaction, arrangement, agreement, disposition, acquisition, transfer, sale, exchange, disposal, restructuring, reorganisation, action or other step required to be entered into in order to obtain any consent, approval or authorisation of, permit or licence issued or granted by, governmental order, waiver or exemption by, any person (including any governmental authority) or which is otherwise required by any governmental antitrust authority;

(C)

Any transaction, arrangement, agreement, disposition, acquisition, transfer, sale, exchange, disposal, restructuring, reorganisation, action or other step between one or more members of the Haleon Group that are treated as entities disregarded as separate from each other for U.S. federal income Tax purposes and which are direct or indirect subsidiaries of the same member of the Haleon Group that is treated as a corporation for U.S. federal income Tax purposes.

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

SIGNED as a DEED by [name of authorised signatory] as attorney for GSK PLC in the presence of:	) ) ) ) )	(Signature of attorney) [name of authorised signatory] as attorney for GSK PLC

Witness’s signature:

Name (print):

Occupation:

Address:

EXECUTED as a DEED by PFIZER INC.

acting by [name of authorised signatory] who, in accordance with the laws of the territory in which PFIZER INC. is incorporated, is acting under the authority of PFIZER INC.

) ) ) ) ) ) ) )	(Authorised signatory)

SIGNED as a DEED by [name of authorised signatory] as attorney for HALEON PLC in the presence of:	) ) ) ) )	(Signature of attorney) [name of authorised signatory] as attorney for HALEON PLC

Witness’s signature:

Name (print):

Occupation:

Address:

EXECUTED as a DEED by GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED acting by [name of authorised signatory], a director, in the presence of:	) ) ) ) )	Director

Witness’s signature:

Name (print):

Occupation:

Address:

SIGNED as a DEED by [name of authorised signatory] as attorney for GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED in the presence of:	) ) ) ) ) )	(Signature of attorney) DAVID REDFERN as attorney for GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

Witness’s signature:

Name (print):

Occupation:

Address: